SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Yahoo! Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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701 First Avenue

Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 24, 2010

We will hold the annual meeting of shareholders of Yahoo! Inc., a Delaware corporation (the “Company”), at the Doubletree Hotel, located at 2050 Gateway Place, San Jose, California, on June 24, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To elect to the Board of Directors the ten director nominees named in the attached proxy statement to serve until the 2011 annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To amend the Company’s Amended and Restated 1996 Directors’ Stock Plan as described in the attached proxy statement;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010;

4.	To vote upon a proposal submitted by a shareholder, if properly presented at the annual meeting; and

5.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business, including the nominees for directors, are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 27, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, you are urged to submit your proxy as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only shareholders of record as of the close of business on April 27, 2010 are entitled to receive notice of, to attend and to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 24, 2010. The proxy statement and Yahoo!’s Annual Report on Form 10-K for fiscal year 2009 are available electronically at http://yhoo.client.shareholder.com/annuals.cfm.

By Order of the Board of Directors,

Michael J. Callahan

Executive Vice President, General Counsel

and Secretary

Sunnyvale, California

April 29, 2010

701 First Avenue

Sunnyvale, CA 94089

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Yahoo! Inc., a Delaware corporation (“Yahoo!,” the “Company,” “we,” or “us”), of proxies for use in voting at the 2010 annual meeting of shareholders (the “annual meeting” or the “meeting”), to be held at the Doubletree Hotel, located at 2050 Gateway Place, San Jose, California, on June 24, 2010, at 10:00 a.m., local time, and any adjournment or postponement thereof. On or about May 7, 2010 proxy materials for the annual meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Annual Report” or the “2009 Form 10-K”), are being made available to shareholders entitled to vote at the annual meeting. The date of this Proxy Statement is April 29, 2010.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2010 ANNUAL MEETING OF SHAREHOLDERS

Q:	What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year and why am I receiving it?

A:	In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for shareholders who have requested otherwise, this year we have generally mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this proxy statement and the 2009 Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this annual meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.

The Company provided the Notice of Internet Availability and is making the proxy materials available to you in connection with our annual meeting, which will take place on June 24, 2010. As a shareholder, you are invited to attend the annual meeting and are entitled to, and requested to, vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. The Company’s 2009 Annual Report, which includes its audited consolidated financial statements, has also been made available to you.

Q:	What proposals will be voted on at the annual meeting?

A:	Shareholders will vote on four proposals at the annual meeting:

•	the election to the Board of Directors of the ten director nominees named in this proxy statement to serve on our Board of Directors (Proposal No. 1);

•	the approval of amendments to the Company’s Amended and Restated 1996 Directors’ Stock Plan (the “Directors’ Plan”), as described herein (Proposal No. 2);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010 (Proposal No. 3); and

•	if properly presented at the annual meeting, a proposal submitted by a shareholder (Proposal No. 4).

For the shareholder proposal to be properly presented at the annual meeting, the shareholder that submitted the proposal (or a qualified representative of that shareholder) must appear at the annual meeting to present the proposal. For these purposes, to be considered a qualified representative of a shareholder, a person must be authorized by a writing executed by the shareholder or an electronic transmission delivered by the shareholder to act for the shareholder as proxy at the annual meeting, and such person must produce the writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting. Pursuant to our bylaws, the chairperson of the annual meeting will determine whether any business proposed to be transacted by the shareholders has been properly brought before the meeting and, if the chairperson should determine it has not been properly brought before the meeting, the business will not be presented for shareholder action at the meeting, even if we have received proxies in respect of the vote on such matter.

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend I vote on these proposals?

A:	Yahoo!’s Board of Directors recommends that you vote your shares:

•	“FOR” election to the Board of Directors of each of the Board’s ten director nominees named in this proxy statement (Proposal No. 1);

•	“FOR” the amendments to the Directors’ Plan (Proposal No. 2);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 3); and

•	“AGAINST” the proposal submitted by a shareholder (Proposal No. 4).

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on April 27, 2010, the record date, are entitled to notice of and to vote at the annual meeting.

Q:	How many shares can vote?

A:	At the close of business on the record date, 1,385,368,243 shares of common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares of Yahoo! common stock owned by you as of the close of business on the record date of April 27, 2010. You may cast one vote per share that you held as of the close of business on the record date. A list of shareholders entitled to vote at the annual meeting will be available during ordinary business hours at Yahoo!’s offices at 701 First Avenue, Sunnyvale, CA 94089 for a period of at least 10 days prior to the annual meeting.

Q:	What is the difference between a “beneficial holder” and a “shareholder of record”?

A:	Whether you are a beneficial holder or shareholder of record depends on how you hold your shares:

Beneficial holders: Most shareholders of Yahoo! hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial holder,” and the Notice of Internet Availability or a printed set of the proxy materials together with a voting instruction form will be forwarded to you by your broker, bank or other nominee.

Shareholders of record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares, and the Notice of Internet Availability or a printed set of the proxy materials together with a proxy card has been sent directly to you by Yahoo!.

Q:	Can I attend the annual meeting? What do I need for admission?

A:	You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial holder as of the close of business on April 27, 2010, or you hold a valid legal proxy for the annual meeting. If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your being admitted to the annual meeting. You should be prepared to present photo identification for admission. If you are a beneficial holder, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Yahoo! stock as of the record date, a copy of the Notice of Internet Availability or voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	If you are a shareholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can vote using the ballot provided at the meeting or, if you requested and received a printed set of the proxy materials by mail, by submitting at the meeting the proxy card enclosed with the proxy materials you received. Since a beneficial holder is not the shareholder of record, if you are a beneficial holder, you may not vote the shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	You may direct how your shares are voted without attending the annual meeting in one of the following ways:

•

Internet. You can submit a proxy over the Internet to vote your shares at the annual meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials by mail.

•

Telephone. If you requested and received a printed set of the proxy materials by mail, you can submit a proxy over the telephone to vote your shares at the annual meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received a Notice of Internet Availability only, you can submit a proxy over the telephone to vote your shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

•

Mail. If you requested and received a printed set of the proxy materials by mail, you can submit a proxy by mail to vote your shares at the annual meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials you received.

The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. If you do not attend the annual meeting, you can listen to a webcast of the proceedings at Yahoo!’s investor relations site at www.yahoo.com/info/investor. If you plan to listen to the webcast of the annual meeting, please note that you will not be able to vote your shares during the webcast. Therefore, please vote your shares in advance as described above so that your vote will be counted at the annual meeting.

Q:	What does it mean if I receive more than one Notice of Internet Availability or set of the proxy materials?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy I submit?

A:	If you submit a proxy by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board of Directors on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting. If you hold your shares in street name and do not submit any voting instructions to your broker, your shares may constitute “broker non-votes” and may not be counted in connection with certain matters (as described below).

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to Yahoo! (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy; (2) submitting an authorized proxy bearing a later date using one of the alternatives described above under “How can I vote my shares without attending the annual meeting?”; or (3) attending the annual meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	What if a quorum is not present at the meeting?

A:	If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the shareholders. If we propose to have the shareholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.

Q:	What vote is required to approve each of the proposals?

A:	Yahoo! has adopted a majority voting standard for the election of directors. Under this voting standard, directors are elected at each annual meeting by a majority of votes cast, meaning that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the Board must consider that director’s resignation following a recommendation by the Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”). The majority voting standard does not apply, however, in a contested election. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected. The majority voting standard is discussed further under the section entitled “Proposal No. 1 Election of Directors—Voting Standard.”

With regard to the election to take place at the annual meeting, the Board intends to nominate the ten persons identified as its nominees in this proxy statement. Each of the directors will be elected by a majority of the votes cast.

The proposals to approve the amendments to the Directors’ Plan and to ratify the appointment of PricewaterhouseCoopers LLP require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals. Approval of the shareholder proposal also requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	In all matters other than the election of directors, abstentions have the same effect as votes “AGAINST” a matter. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, the amendments to the Directors’ Plan, and the shareholder proposal, absent instructions from the beneficial holders of such shares. Consequently, if you do not submit any voting instructions to your broker, your shares will not be voted on these non-routine matters and will not be counted in determining the number of shares necessary for approval of these matters, although they will count for purposes of determining whether a quorum exists.

Q:	What happens if additional matters are presented at the annual meeting?

A:	If you grant a proxy, the persons named as proxyholders, Carol Bartz and Michael J. Callahan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Other than the matters and proposals described in this proxy statement, we have not received valid notice of any other business to be acted upon at the annual meeting.

Q:	Who will count the votes?

A:	A representative of Computershare Trust Company, N.A. will tabulate the votes and act as Inspector of Elections.

Q:	Where can I find the voting results of the annual meeting?

A:	Yahoo! will report voting results by filing a current report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	The solicitation of proxies will be conducted by mail, and Yahoo! will bear the costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial holders of Yahoo! common stock. Yahoo! may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. Yahoo! has retained Georgeson Inc. to assist in the solicitation of proxies and related services, for a fee of $28,500 plus an amount to cover expenses. Yahoo! may generate other expenses in connection with the solicitation of proxies for the annual meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Yes. The following requirements apply to shareholder proposals, including director nominations, for the 2011 annual meeting of shareholders.

Requirements for Shareholder Proposals to be Considered for Inclusion in Proxy Materials:

Shareholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2011 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, shareholder proposals must be received no later than January 7, 2011 and must comply with the Company’s bylaws and regulations of the SEC under Rule 14a-8 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If we change the date of the 2011 annual meeting of shareholders by more than 30 days from the anniversary of this year’s meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2011 annual meeting of shareholders. Proposals should be sent to Yahoo!’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089.

Requirements for Shareholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Shareholders who wish to nominate persons for election to the Board of Directors at the 2011 annual meeting of shareholders or who wish to present a proposal at the 2011 annual meeting of shareholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 24, 2011 and no later than March 26, 2011 (provided, however, that if the 2011 annual meeting of shareholders is held earlier than May 30, 2011 or later than July 19, 2011, nominations and proposals must be received no later than the close of business on the 10th day following the day on which the notice or public announcement of the date of the 2011 annual meeting of shareholders is first mailed or made, whichever occurs first). The shareholder’s written notice must include certain information concerning the shareholder and each nominee and proposal, as specified in Yahoo!’s bylaws. In addition, shareholders may propose director candidates for consideration by the Nominating/Governance Committee by following the procedures set forth under “Nominating and Corporate Governance Committee” beginning on page 15 of this proxy statement.

Copy of Bylaws:

To obtain a copy of the Company’s bylaws at no charge, you may write to Yahoo!’s Corporate Secretary at the above address. A current copy of the bylaws is also available on our corporate website at www.yahoo.com. The bylaws may be found on our website as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Bylaws.”

Q:	How do I obtain a separate set of proxy materials if I share an address with other shareholders?

A:	As permitted by applicable law, for shareholders who have requested a printed copy of the proxy materials, only one copy of the proxy materials, which include the proxy statement and the 2009 Annual Report, is being delivered to shareholders with the same last name residing at the same address, unless such shareholders have notified Yahoo! of their desire to receive multiple copies of the proxy materials. Yahoo! will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. If you are a shareholder at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of this proxy statement and/or the 2009 Annual Report, or if you desire to receive a separate copy of this proxy statement and/or annual report in the future, or if you are a shareholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request by mail to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

If a broker, bank or other nominee holds your Yahoo! shares, please contact your broker, bank or other nominee directly if you have questions, require additional copies of this proxy statement and/or the 2009 Annual Report, or wish to receive multiple copies of proxy materials in the future if you reside at the same address as another shareholder and only one copy was delivered to you.

Q:	Are proxy materials for the 2010 annual meeting available electronically?

A:	Yes. This proxy statement and the 2009 Annual Report are available electronically at http://yhoo.client.shareholder.com/annuals.cfm.

Q:	May I elect to receive Yahoo! shareholder communications electronically rather than through the mail?

A:	Yes. If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce Yahoo!’s printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you will be able to review those materials and submit your shareholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

•

If you are a shareholder of record (i.e., you hold your Yahoo! shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/investor.

•	If you are a beneficial holder (i.e., your shares are held by a broker, bank or other nominee), visit www.icsdelivery.com/yhoo/index.html to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of eleven directors. Directors Ronald W. Burkle, 57, and John H. Chapple, 57, have decided that they will not stand for re-election at the annual meeting and will retire from the Board effective as of the date of the annual meeting when their current terms as directors expire. Director Frank J. Biondi, Jr., 65, is not a nominee for election at the annual meeting. At the annual meeting, the shareholders will elect ten directors to serve until the 2011 annual meeting of shareholders and until their respective successors are elected and qualified. Upon election of the directors at the annual meeting, the size of the Board will be reduced from eleven to ten. Unless marked otherwise, proxies received will be voted “FOR” the election of the ten nominees named below.

Voting Standard

Shareholders are not entitled to cumulate votes in the election of directors. All nominees named below have consented to being named in this proxy statement and to serve as directors, if elected. If any nominee of the Board is unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. In addition, our Corporate Governance Guidelines (“Guidelines”) include a director resignation policy that requires each director nominee to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In such circumstances, the Nominating/Governance Committee, composed entirely of Independent Directors (as defined below), will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must take action on the recommendation within 90 days following certification of the shareholder vote. No director may participate in the Nominating/Governance Committee’s or the Board’s consideration of his or her own resignation. Yahoo! will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election. An election shall be deemed to be contested if the Secretary of the Company has received one or more notices that a shareholder or shareholders intend to nominate a person or persons for election to the Board, which notice(s) purport to be in compliance with Section 2.5 of the Company’s bylaws and all such nominations have not been withdrawn by the proposing shareholder(s) on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such meeting to its shareholders (regardless of whether all such nominations are subsequently withdrawn and regardless of whether the Board determines that any such notice is not in compliance with Section 2.5 of the bylaws). In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the ten nominees receiving the most votes will be elected.

Nominees

With regard to the election to take place at the annual meeting, the Board intends to nominate the ten persons identified as its nominees in this proxy statement.

The names of the Board’s nominees, their ages as of April 1, 2010 and certain other information about them are set forth below:

Name	Age	Position
Carol Bartz	61	Chief Executive Officer, President and Director
Roy J. Bostock	69	Chairman of the Board
Patti S. Hart	54	Director Nominee
Eric Hippeau	58	Director
Susan M. James	64	Director
Vyomesh Joshi	56	Director
Arthur H. Kern	63	Director
Brad D. Smith	45	Director Nominee
Gary L. Wilson	70	Director
Jerry Yang	41	Chief Yahoo and Director

Each of the director nominees listed above, except for Ms. James (who joined the Board in January 2010) and Ms. Hart and Mr. Smith (who are not currently serving on the Board), was elected to be a director for a one-year term at the Company’s annual meeting of shareholders held on June 25, 2009. Each of Ms. James, Ms. Hart and Mr. Smith was initially identified as a potential nominee by a third-party search firm and, following a process by the Nominating/Governance Committee, was recommended for appointment by the Nominating/Governance Committee. There are no family relationships among any of the directors, director nominees or executive officers of the Company. Our Board has affirmatively determined that each of Messrs. Bostock, Hippeau, Joshi, Kern and Wilson and Ms. James is an independent director (“Independent Director”) under applicable SEC rules, the listing standards of The NASDAQ Stock Market (“NASDAQ”) and the Company’s Guidelines, and that each of Ms. Hart and Mr. Smith also meets these director independence requirements.

We believe that each of the director nominees possesses an ability, as demonstrated by recognized success in his or her field and, where applicable, demonstrated contributions to the Board, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company, and an impeccable reputation of integrity and competence in his or her personal or professional activities. The process undertaken by the Nominating/Governance Committee with respect to the recommendation of director nominees to the Board is described below under “Corporate Governance—Meetings and Committees of the Board—Nominating and Corporate Governance Committee.”

In selecting director nominees, the Nominating/Governance Committee considers the fit of each director’s qualifications and skills with those of our other directors, in order to recommend a board of directors that, as a whole, is effective, collegial and responsive to our shareholders. Set forth below is a brief biographical description of each of our director nominees. The primary individual experience, qualifications, attributes and skills of each of our directors that led to the Board’s conclusion that each director should serve as a member of the Board are also described in the following paragraphs.

Ms. Bartz has served as our Chief Executive Officer and as a member of our Board of Directors since January 2009 and as our President since April 2009. Ms. Bartz served as the Executive Chairman of the Board of Autodesk, Inc., a computer-aided design software provider, from May 2006 to February 2009, as Chairman, President and Chief Executive Officer of Autodesk from April 1992 to April 2006 and as a director of Autodesk from April 1992 to February 2009. From 1983 to April 1992, she served in a number of positions at Sun Microsystems, Inc., a provider of computer systems, software and services (now a subsidiary of Oracle Corporation), including as Vice President of Worldwide Field Operations and as an executive officer. Currently, Ms. Bartz also serves as the lead director of Cisco Systems, Inc., a networking technology company, and as a director of the National Medals of Science and Technology Foundation. She previously served as a director of BEA Systems, Inc., a provider of database-related software (now a subsidiary of Oracle Corporation), Intel Corp., a semiconductor chip design and manufacturing company, and NetApp, Inc., a provider of data-storage and data-management tools. Ms. Bartz holds a Bachelor’s degree from the University of Wisconsin. Ms. Bartz was selected as a director nominee because of her in-depth knowledge of the Company’s operations, strategy, financial condition and competitive position in her position as the Company’s Chief Executive Officer and President. Ms. Bartz also possesses extensive senior management experience in global technology companies, and extensive public company board and committee experience, including serving as a lead director of a complex global technology company.

Mr. Bostock has served as the Chairman of our Board since January 2008 and has been a member of our Board of Directors since May 2003. He has served as Vice Chairman of the Board of Delta Air Lines, Inc. since October 2008 and as a principal of Sealedge Investments, LLC, a diversified private investment firm, since 2002. He serves as a director of The Partnership for a Drug-Free America, a not-for-profit corporation creating advertising to reduce the use of illicit drugs in the United States, and served as its Chairman of the Board from December 2002 until February 2010. Mr. Bostock joined the Board of Directors of Northwest Airlines Corporation, the parent of Northwest Airlines, Inc., in April 2005 and served as the Chairman of its Board from May 2007 until its merger with Delta Air Lines, Inc. in October 2008. He also served as Chairman of the Board of the Committee for Economic Development, a Washington, D.C.-based public policy group, from 2002 to 2005. Mr. Bostock served as Chairman of the Board of BCom3 Group, Inc., a global advertising agency group (now part of Publicis Groupe S.A.), from January 2000 to mid 2001. From July 1990 to January 2000, Mr. Bostock served as Chairman and Chief Executive Officer of D’Arcy Masius Benton & Bowles, Inc., an advertising and marketing services firm, and its successor company, The MacManus Group, Inc. Currently, Mr. Bostock also serves as a director of Morgan Stanley, a financial services firm. Mr. Bostock holds a Bachelor’s degree from Duke University and an M.B.A. degree from Harvard University. Mr. Bostock was selected as a director nominee because of his broad leadership experience and consensus-building skills as non-executive Chairman of the Board at the Company and at other leading companies, and his deep knowledge of the advertising industry and broad business and general management background from his experience as Chief Executive Officer of a global advertising and marketing services company. Mr. Bostock also brings to his role as Chairman extensive experience serving on boards and committees of complex global public companies.

Ms. Hart is a nominee to our Board of Directors. Ms. Hart was appointed President and Chief Executive Officer of International Game Technology (“IGT”), a global provider of electronic gaming equipment and systems products, in April 2009, and has served on its board of directors since June 2006. Prior to joining IGT, Ms. Hart was the Chairman and Chief Executive Officer of Pinnacle Systems, Inc., a digital video hardware and software company (now a subsidiary of Avid Technology, Inc.), from 2004 to 2005, and of Excite@Home, Inc., a high-speed broadband Internet service provider, from 2001 to 2002. She previously served as a director of Korn/Ferry International, Inc., an executive search firm, Lin TV Corporation, a television station holding company, Plantronics, Inc., a consumer electronics manufacturer, and Spansion LLC, a flash-memory chip manufacturer. Ms. Hart holds a Bachelor’s degree in marketing and economics from Illinois State University. Ms. Hart was selected as a director nominee due to her extensive leadership experience in Internet and technology companies, her experience in relevant technology platforms including video and broadband, and her public company board and committee experience.

Mr. Hippeau has served as a member of our Board of Directors since January 1996. Mr. Hippeau has served as Chief Executive Officer of HuffingtonPost.com, Inc., a news and political opinion website, since June 2009 and as a member of its Board of Directors since August 2006. He has served as a Special Partner of SOFTBANK Capital, a technology-oriented venture capital firm, since June 2009 and as a Managing Partner from 2000 to June 2009. Before joining SOFTBANK Capital, from 1993 to 2000, Mr. Hippeau served as Chairman and CEO of Ziff-Davis, Inc., an integrated media and marketing services company serving the technology community. Mr. Hippeau joined Ziff-Davis, Inc. in 1989 as Publisher of PC Magazine and held several senior executive positions before becoming Chairman and CEO. Currently, Mr. Hippeau also serves as a director of a number of private technology companies and of Starwood Hotels and Resorts Worldwide, Inc., a hospitality company. He previously served as a director of Odimo Inc., an online retailer of watches and luxury goods. Mr. Hippeau was selected as a director nominee due to his deep global experience in technology, the Internet and digital media from his role as a partner in a venture capital firm, and his directorships and leadership positions in several companies in our industry and other high-growth markets.

Ms. James has served as a member of our Board of Directors since January 2010. Ms. James joined Ernst & Young LLP, a global accounting services firm, in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge of audit work for a number of significant technology companies, including Intel Corporation, Sun Microsystems, Amazon.com, Autodesk and Hewlett-Packard Company (“HP”), as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. Currently, Ms. James serves as a director of Applied Materials, Inc., a supplier of nanotechnology materials, and Coherent, Inc., a laser and optical component manufacturer. She is a certified public accountant and a member of the American Institute of Certified Public Accountants. Ms. James also serves on the Board of Directors of the Tri-Valley Animal Rescue, a non-profit organization dedicated to providing homes for homeless pets. Ms. James holds Bachelor’s degrees from Hunter College and San Jose State University. Ms. James was selected as a director nominee due to her extensive auditing experience and financial expertise, including at complex global technology companies, as well as her senior leadership experience, which provide a strong foundation to serve as the Chair of our Audit Committee.

Mr. Joshi has served as a member of our Board of Directors since July 2005. Mr. Joshi has served as an officer of HP, a consumer electronics company, since 2001 including as Executive Vice President of HP’s Imaging and Printing Group since 2002. Mr. Joshi served as Chairman of Phogenix Imaging LLC, a joint venture between HP and Eastman Kodak Company, from 2000 until May 2003. Mr. Joshi holds a Master’s degree in electrical engineering from Ohio State University. Mr. Joshi was selected as a director nominee due to his deep understanding of technology and his significant global operational, strategic and management skills from his leadership positions in one of the world’s largest and most established organizations.

Mr. Kern has served as a member of our Board of Directors since January 1996. Mr. Kern has been an investor in several media and marketing companies. Mr. Kern was also co-founder and Chief Executive Officer of American Media, Inc., a group owner of commercial radio stations sold to AMFM (now part of Clear Channel Communications, Inc.) in October 1994. Currently, Mr. Kern also serves as a director of the UCSF Foundation, the Prostate Cancer Foundation and the Tiburon Peninsula Foundation and as a trustee and vice chair of the Environmental Defense Fund. He previously served as a director of Digitas, Inc., a global marketing agency. Mr. Kern holds a Bachelor’s degree from Yale University. Mr. Kern was selected as a director nominee due to his extensive knowledge of the digital advertising and media broadcasting industries and his in-depth knowledge of the Company’s business, strategy, competitive landscape, and management team, given his service on the Company’s Board of Directors for more than 14 years and as Chairman of the Compensation Committee.

Mr. Smith is a nominee to our Board of Directors. Mr. Smith has served as President and Chief Executive Officer of Intuit Inc. (“Intuit”), a provider of business and financial management software, and as member of its board of directors since January 2008. He was Senior Vice President and General Manager of Intuit’s Small Business Division from May 2006 to December 2007 and Senior Vice President and General Manager of Intuit’s QuickBooks from May 2005 to May 2006. He also served as Senior Vice President and General Manager of Intuit’s Consumer Tax Group from March 2004 until May 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from February 2003 to March 2004. Prior to joining Intuit in 2003, Mr. Smith was Senior Vice President of Marketing and Business Development of ADP, a provider of business outsourcing solutions, where he held several executive positions from 1996 to 2003. Mr. Smith holds a Bachelor’s degree in business administration from Marshall University and a Master’s degree in management from Aquinas College. Mr. Smith was selected as a director nominee due to his deep experience with the distribution of large scale software solutions over the Internet and related next generation storage and hosting strategies. In addition, Mr. Smith has extensive experience in consumer products and general management from his service as Chief Executive Officer of a leading software company.

Mr. Wilson has served as a member of our Board of Directors since November 2001. Mr. Wilson is a private investor and has been General Partner of Manhattan Pacific Partners, a private equity company, since May 2009. Mr. Wilson served as Chairman of the Board of Northwest Airlines Corporation, the parent of Northwest Airlines, Inc., from April 1997 to May 2007, as Co-Chairman of the Board from 1991 to 1997 and as a director from 1989 to May 2007. He served as Executive Vice President and Chief Financial Officer of the Walt Disney Company, a media and entertainment company, from 1985 to 1989 and served as a director from 1985 to 2006. Prior to that time, Mr. Wilson served for 11 years in various executive positions at Marriott Corp., an airline food service provider and operator of hotels, restaurants and theme parks, including as Executive Vice President and Chief Financial Officer. Currently, Mr. Wilson also serves as a director of CB Richard Ellis Group, Inc., a Trustee Emeritus of Duke University, a member of the Board of Overseers of the Keck School of Medicine of the University of Southern California, a member of the NCAA Leadership Advisory Board and a member of the Board of Directors of Millennium Promise. Mr. Wilson holds a Bachelor’s degree from Duke University and an M.B.A. degree from the Wharton Graduate School of Business. Mr. Wilson was selected as a director nominee due to his global financial, strategic planning and management expertise having served as Chairman of a major global public company and as a director and Chief Financial Officer of a global media and entertainment company. Mr. Wilson’s financial expertise is a valuable asset to the Company, the Board, and the Audit Committee.

Mr. Yang, a founder of Yahoo! and Chief Yahoo, has served as a member of our Board of Directors since March 1995. He served as our Chief Executive Officer from June 2007 to January 2009. Mr. Yang co-developed Yahoo! in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University. Currently, Mr. Yang also serves as a director of Cisco Systems, Inc., Yahoo Japan Corporation and Alibaba Group Holding Limited, a privately-held company which manages investments in several Asia-based internet businesses (“Alibaba”). Mr. Yang is also a trustee of Stanford University and a member of the Board of Directors of the Asian Pacific Fund, a non-profit organization dedicated to improving the health and well-being of Asian-Americans in the San Francisco Bay Area. Mr. Yang holds Bachelor’s and Master’s degrees in electrical engineering from Stanford University. Mr. Yang was selected as a director nominee because, as a founder of the Company and our former Chief Executive Officer, he has deep knowledge of the Company’s business, strategy, operations, management, and competitive position. Mr. Yang provides strategic, technical, product and market expertise, knowledge of international markets as a result of his positions on the boards of Yahoo Japan and Alibaba, and strong relationships in Silicon Valley and with many of the Company’s key business partners.

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Nominating/Governance Committee, has adopted the Guidelines to assist the Board of Directors in the discharge of its duties and to serve the interests of the Company and its shareholders. The Guidelines can be found on our corporate website at www.yahoo.com. The Guidelines may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Corporate Governance Guidelines.”

Director and Director Nominee Independence

The Company’s Guidelines provide that the Board of Directors shall be comprised of a majority of directors who, in the business judgment of the Board, qualify as independent directors under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines.

Each director’s and each director nominee’s relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that have been identified were reviewed, and only those directors or director nominees (i) who in the opinion of the Board have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (ii) who otherwise meet the requirements of the NASDAQ listing standards are considered Independent Directors, or in the case of director nominees who are not currently serving on the Board, are considered to meet these same director independence requirements.

The Board has affirmatively determined that all of its director nominees who are current directors, except Carol Bartz, who serves as Chief Executive Officer and President of the Company, and Jerry Yang, who was Chief Executive Officer of the Company from June 2007 to January 2009 and is currently an employee of the Company, are Independent Directors, that each of the members of the Nominating/Governance, Compensation and Audit Committees is an Independent Director and that each member of the Audit Committee meets the independence standards required for Audit Committee members under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines. The Board also affirmatively determined that each of its director nominees who are not currently serving on the Board meet the independence requirements for directors under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines. The Board also affirmatively determined that each of our current directors who are not nominees for re-election at the annual meeting, Ronald W. Burkle, John H. Chapple, and Frank J. Biondi, Jr., was an Independent Director during the period of his service and met the independence standards required under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines for membership on the Compensation Committee (in the case of Messrs. Burkle and Biondi) and for membership on the Audit Committee (in the case of Mr. Chapple) while he was a member of such committee. The Board also affirmatively determined that Carl C. Icahn, who served on our Board of Directors until his resignation on October 23, 2009, was an Independent Director during the period of his service. The Board also affirmatively determined that Mary Agnes Wilderotter, who served on our Board of Directors until her resignation on December 31, 2009, was an Independent Director during the period of her service and met the independence standards required for Audit Committee members under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines while she was chair and a member of the Audit Committee.

The director nominees who are our Independent Directors or, in the case of director nominees not currently serving on the Board, who have been determined by the Board to meet the director independence requirements, are:

•	Roy J. Bostock
•	Patti S. Hart
•	Eric Hippeau
•	Susan M. James
•	Vyomesh Joshi
•	Arthur H. Kern
•	Brad D. Smith
•	Gary L. Wilson

In making its affirmative determination that each non-employee director and each director nominee not currently serving on the Board is independent, the Board considered the transactions described below in the context of the NASDAQ objective standards, the Company’s Guidelines, and the special standards established by NASDAQ and the SEC for members of the Audit Committee. In each case, the Board affirmatively determined that, because of the nature of the director’s/nominee’s relationship with the entity and/or the amount involved, the relationship did not, or would not, interfere with the director’s/nominee’s exercise of independent judgment in carrying out his or her responsibilities as a director.

The Board’s independence determinations included reviewing the following transactions and relationships:

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Transactions in the ordinary course of business between the Company and entities for which the following directors, former directors or director nominees not currently serving on the Board served as an executive officer, employee or substantial owner, or an immediate family member of an executive officer of such entity: Messrs. Hippeau, Icahn, Joshi, and Smith and Ms. Wilderotter.

•

Relationships and transactions in the ordinary course of business involving aggregate payments greater or equal to $10,000 with companies and their applicable subsidiaries, for which the following directors or former directors served as non-employee directors: Messrs. Biondi, Bostock, Chapple, Hippeau, Icahn, and Wilson and Mesdames James and Wilderotter.

•	A discretionary charitable contribution of advertising by the Company to a non-profit entity with which Mr. Wilson is affiliated.

•

The Company’s relationship with and investment in a venture capital fund managed by SOFTBANK Capital for which Mr. Hippeau serves as a Special Partner. Pursuant to a 1999 partnership agreement, the Company invested on the same terms and on the same basis as all other limited partners.

Meetings and Committees of the Board of Directors

During fiscal 2009, the Board of Directors held 12 meetings. During fiscal 2009, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served during the period in which he or she served on the committee. Independent Directors of our Board meet in regularly scheduled sessions without management. Mr. Bostock, the Company’s independent, non-executive Chairman of the Board, chairs the executive sessions of the Board. The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating/Governance Committee.

Audit Committee. The Company has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is comprised of four of the Company’s Independent Directors: Ms. James (Chair) and Messrs. Chapple, Joshi and Wilson. Mrs. Wilderotter served as Chair of the Audit Committee until her resignation from the Board on December 31, 2009. Ms. James was elected Chair of the Audit Committee on January 11, 2010. It met 8 times during fiscal 2009. The Audit Committee is responsible for the appointment, retention and termination of the Company’s independent registered public accounting firm and monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls and disclosure controls. Each member of the Audit Committee is independent within the meaning of applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines. The Board has determined that each of Ms. James and Mr. Wilson qualifies as an audit committee financial expert within the meaning of SEC rules.

The Audit Committee is governed by a charter, which was amended on December 4, 2009. A copy of the current amended charter is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Audit Committee Charter.”

Compensation Committee. The Compensation Committee consists of three of the Company’s non-employee directors: Messrs. Kern (Chair), Biondi, and Burkle. Each of the members of the Compensation Committee is an Independent Director and an “outside director” under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). The Compensation Committee held 13 meetings during fiscal 2009.

The Compensation Committee is governed by a charter, the current version of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Compensation Committee Charter.”

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•

reviewing the Company’s executive compensation programs in light of the Company’s goals and objectives for these programs and approving or recommending to the Board any changes in these programs as the Compensation Committee deems appropriate;

•

reviewing the Company’s equity compensation and other employee benefit plans in light of the Company’s goals and objectives for these plans and approving or recommending to the Board any changes to these plans as the Compensation Committee deems appropriate;

•

evaluating annually the performance of the Company’s Chief Executive Officer and other executive officers and setting the compensation level of the Chief Executive Officer and each of the other executive officers based on this evaluation;

•	reviewing and approving any employment, severance or termination arrangements to be made with any current or former executive officer of the Company; and

•	establishing the criteria for granting options and other equity-based awards to the Company’s officers and other employees and approving the terms of such awards.

The Compensation Committee is also responsible for reviewing and discussing with management the Company’s Compensation Discussion and Analysis and, based on such discussion, making a recommendation to the Board on whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement and/or Annual Report on Form 10-K. The Compensation Committee prepares the Compensation Committee Report for inclusion in the Company’s proxy statement and/or Annual Report on Form 10-K.

The Compensation Committee also reviews and makes recommendations regarding the compensation paid to the Company’s non-employee directors. However, the full Board of Directors determines the compensation for the Company’s non-employee directors.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. The Compensation Committee confers with the Board of Directors in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the Compensation Committee is solely responsible for making the final decisions on compensation for the individuals listed in the Summary Compensation Table in this proxy statement (the “Named Executive Officers”).

Pursuant to its charter, the Compensation Committee is authorized to retain such independent counsel, compensation and benefits consultants, and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. In accordance with the charter of the Compensation Committee, a compensation consultant engaged to advise the Compensation Committee with respect to executive and director compensation is not permitted to engage in work for the Company that is unrelated to executive and director compensation. The Compensation Committee retained the firm of Frederic W. Cook & Co., Inc. as independent compensation consultants for 2009. The compensation consultants advised the Compensation Committee on trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), setting compensation levels for executive officers and, with respect to executive officers and directors, selection of appropriate peer group companies.

In addition, with respect to Mr. Morse’s compensation, the Compensation Committee also considered additional input from Compensia, Inc., a compensation consulting firm that was retained by management to provide assistance in preparing recommendations for his arrangements. Compensia also assisted management with the development of compensation programs in which our executive officers participate.

Nominating and Corporate Governance Committee. The members of the Nominating/Governance Committee are Messrs. Bostock (Chair), Kern and Hippeau, each of whom is an Independent Director. The Nominating/Governance Committee met 5 times during fiscal 2009.

The Nominating/Governance Committee is governed by a charter, the current version of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Nominating and Corporate Governance Committee Charter.”

Under its charter, the functions of the Nominating/Governance Committee include (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on the committees of the Board; (ii) advising the Board with respect to matters of board composition, procedures and committees; (iii) assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” in an uncontested election of directors to continue to serve as a director and recommending to the Board the action to be taken with respect to any letter of resignation submitted by such director; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (v) overseeing the annual evaluation of the Board and its committees.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. In evaluating candidates submitted by shareholders, the Nominating/Governance Committee will consider (in addition to the criteria applicable to all director candidates described below) the needs of the Board and the qualifications of the candidate, and may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating/Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089. For a candidate to be considered for nomination by the Nominating/Governance Committee at an annual meeting, a shareholder recommendation must be received not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Nominating/Governance Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possess (i) an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company, and (ii) an impeccable reputation of integrity and competence in his or her personal or professional activities. Pursuant to its charter, the Nominating/Governance Committee’s evaluation of potential candidates is consistent with the Board’s criteria for selecting new directors. Such criteria include an understanding of the Company’s business environment and the possession of such knowledge, skills, expertise, integrity and diversity as may enhance the Board’s ability to manage and direct the affairs and business of the Company and, where applicable, improve the ability of Board committees to fulfill their duties. While the Nominating/Governance Committee does not have formal objective criteria for determining the diversity desired or represented on the Board, the committee considers and assesses the diversity (which may include, among other things, an assessment of gender, race, national origin, education, professional experience and differences in viewpoints and skills) of potential candidates and the current Board members when evaluating the Board’s composition and recommending candidates for nomination. The Nominating/Governance Committee also takes into account, as applicable, the satisfaction of any independence requirements imposed by any applicable laws, regulations or rules and the Company’s Guidelines.

The Nominating/Governance Committee may receive suggestions of candidates from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating/Governance Committee. The Nominating/Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating/Governance Committee will also consider candidates recommended by shareholders.

After a person has been identified by the Nominating/Governance Committee as a potential candidate, the Nominating/Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating/Governance Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating/Governance Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate and members of the committee or other Board members. The Nominating/Governance Committee may consider all this information in light of information regarding any other candidates that the Nominating/Governance Committee might be evaluating for membership on the Board. In certain instances, Nominating/Governance Committee members or other Board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating/Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, in the case of such a candidate the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Board Leadership Structure

Our Board of Directors is led by an independent, non-executive Chairman, Mr. Bostock. Our Board of Directors has determined that having an independent director serve as the non-executive Chairman of the Board is in the best interests of shareholders at this time and allows the Chairman to focus on the effectiveness and independence of the Board while the Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s operations and performance.

The Board’s Role in Risk Oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditor, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping and control evaluation management by our internal auditors. The review of risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial risk assessment and risk management policies, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. Our other Board committees also consider and address risk as they perform their committee responsibilities. For example, the Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that is reasonably likely to have a material adverse effect on the Company, committees of the Board comprised of independent directors consider risks in evaluating potential transactions over certain dollar thresholds and the Nominating/Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, at each Board meeting the General Counsel reports on litigation, regulatory, public policy and other legal risks that may affect the Company. The full Board monitors risks through regular reports from each of the Committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our Board leadership structure supports this approach because it allows our Independent Directors, through the independent committees and non-executive Chairman, to exercise effective oversight of the actions of management.

Code of Ethics

Our Board of Directors has adopted a code of ethics, which is posted on the Company’s website at www.yahoo.com. The code may be found as follows: From our main webpage, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then click on “Yahoo! Code of Ethics.”

The Company’s Code of Ethics applies to the Company’s directors and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and to contractors of the Company. The Code of Ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of our business. The Company’s employees receive training on the Code of Ethics. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, certain provisions of the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website, at the address and location specified above.

Communications with Directors

The Board has established a process to receive communications from shareholders. Shareholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board of Directors or any member, group or committee thereof by name or title. All such correspondence should be sent “c/o Corporate Secretary” at 701 First Avenue, Sunnyvale, California 94089 or electronically to CorporateSecretary@yahoo-inc.com.

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his or her designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his or her designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his or her designee, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board.

Policy for Attending Annual Meeting of Shareholders

It is the Company’s policy that directors are invited and encouraged to attend the annual meeting of shareholders. Ten of our twelve directors then serving on the Board were in attendance at the 2009 annual meeting of shareholders.

Director Compensation

A director who is also an employee of Yahoo! receives no additional compensation for service on the Board or its committees. Prior to October 1, 2009, the Company did not pay cash fees to its non-employee directors for performance of their duties as directors of the Company, except that the non-executive Chairman of the Board received an annual fee of $275,000, the chair of the Audit Committee received an annual fee of $35,000 and the chair of each of the Compensation, Nominating/Governance and Transaction Committees received an annual fee of $15,000. Effective October 1, 2009, the Board approved an annual retainer fee of $80,000 for each non-employee director and an additional fee of $2,000 for in-person attendance at any meeting of the Board in excess of six meetings in a calendar year. The Board also approved a reduction in the annual fee for the Chairman to $200,000 and the payment of an annual fee of $10,000 for each member of the Audit Committee other than the chair. The committee chair fees described above were not changed. In addition, the Board approved the participation of non-employee directors in the Company’s matching gifts program which provides up to $1,000 in matching contributions per calendar year to eligible non-profit organizations. The Company also reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and shareholder meetings, and other business of the Company.

Currently, the Directors’ Plan provides that each newly appointed or elected non-employee director of the Company will be granted a nonqualified stock option to purchase 30,000 shares of common stock and an award of 10,000 restricted stock units on the date he or she first becomes a director. Thereafter, on the date of each annual meeting of shareholders at which such non-employee director is elected, he or she will be granted an additional option to purchase 15,000 shares of common stock and an additional award of 5,000 restricted stock units if, on that date, he or she has served on the Board for at least six of the preceding 12 months. If the director has served on the Board for less than six of the preceding 12 months, he or she will receive a pro rata portion of such option and restricted stock units based on number of days served during such six month period. The options and restricted stock units granted to non-employee directors vest in equal quarterly installments over the one-year period following the date of grant, subject to continuous service as a director. The restricted stock units granted under the Directors’ Plan will generally be paid in an equivalent number of shares of common stock on the earlier of the date the non-employee director’s service terminates and the third anniversary of the date of grant, subject to any election by the non-employee director to defer the payment date.

As described in Proposal No. 2 below, shareholders are being asked to approve amendments to the Directors’ Plan so that initial and annual grants to non-employee directors would consist entirely of restricted stock units. If the proposal is approved by shareholders, annual grants would be made at the annual meeting of shareholders each year, with the number of units subject to the grant to be determined by dividing $220,000 by the closing price of the Company’s common stock on the date of grant. In addition, if the proposal is approved by shareholders, new directors appointed or elected to the Board after the annual meeting (other than in connection with an annual meeting) would receive an initial grant of restricted stock units upon their appointment, with the number of units subject to the grant to be determined as described above and pro-rated based on the portion of the year that has passed since the last annual meeting. The restricted stock units would vest quarterly over the year following the date of grant and would generally be paid in an equivalent number of shares of common stock on the earlier of the date the non-employee director’s service terminates and the last quarterly vesting date of the award, subject to any election by the non-employee director to defer the payment date. The proposed amendments to the Directors’ Plan also provide that, subject to the aggregate share limit set forth in the Directors’ Plan, the Board may from time to time prospectively change the relative mixture of stock options and restricted stock units for the initial and annual award grants to non-employee directors and the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval.

In connection with the proposed Directors’ Plan amendments, the Board suspended the initial grant of options and restricted stock units to new non-employee directors appointed or elected to the Board after September 23, 2009, but prior to the annual meeting, and decided that instead the Board would determine the appropriate award grant to be made to such non-employee director under and within the existing limits of the Directors’ Plan at the time of such election or appointment. Upon her election to the Board in January 2010, Ms. James was granted an award of 6,595 restricted stock units under the Directors’ Plan. The number of units subject to Ms. James’s award was determined by dividing $220,000 by the closing price of the Company’s common stock on the date of grant and pro-rating the grant based on the period of service before the 2010 annual meeting.

The Directors’ Plan provides certain benefits that are triggered by certain corporate transactions or death or total disability. In the event of the dissolution or liquidation of the Company, consummation of a sale of all or substantially all of the assets of the Company, or consummation of the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50 percent of the shares of the Company entitled to vote are exchanged (a “Corporate Transaction”), options and restricted stock units granted under the Directors’ Plan will become fully vested, and the Company will provide each director optionee either a reasonable time within which to exercise the option or a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such Corporate Transaction. Outstanding restricted stock units will generally be paid in an equivalent number of shares of common stock immediately prior to the effectiveness of such Corporate Transaction. In the event of director’s death or total disability, options and restricted stock units granted under the Directors’ Plan will become fully vested and, in the case of restricted stock units, immediately payable.

Under the Directors’ Plan, a non-employee director may elect to have his or her fees that would otherwise be paid in cash converted into an award of either stock options or restricted stock units granted under the Directors’ Plan. If the director elects a stock option, the option would cover a number of shares of the Company’s common stock determined by multiplying his or her fee by three and dividing the product by the fair market value (i.e., closing price) of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. The exercise price of the stock option would be equal to the fair market value of a share of the Company’s common stock on the grant date. If the director elects a restricted stock unit award, he or she would be credited with a number of restricted stock units equal to the amount of his or her fee divided by the fair market value of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. Any stock option or restricted stock unit award granted upon conversion of such fees would be fully vested on the grant date.

Director Stock Ownership Guidelines

The Board has adopted new stock ownership guidelines for its non-employee directors. Under these guidelines, each non-employee director should own shares of the Company’s common stock equal in value to $240,000 (three times the annual Board cash retainer) within three years from the later of election to the Board and September 23, 2012. Incumbent directors should not reduce their holdings below the previous stock ownership guideline of 12,000 shares. Vested but unpaid restricted stock units count toward satisfaction of this threshold, but not outstanding vested or unvested options. Shares held in a trust established by the directors (and/or his or her spouse) for estate planning purposes count toward the guideline if the trust is revocable by the director (and/or his or her spouse) or for the benefit of his or her family members. After a director satisfies the guideline, the director should not (for as long as he or she continues to serve on the Board) sell shares of the Company’s common stock to the extent the sale would cause his or her level of ownership to fall below the guideline.

Director Compensation Table—2009

A director who is also an employee of Yahoo! receives no additional compensation for serving on the Board or its committees. The following table presents fiscal year 2009 compensation information for Yahoo!’s non-employee directors who served during any part of the year. Amounts shown under the headings “Stock Awards” and “Option Awards” present the aggregate grant date fair value of awards granted during fiscal year 2009 (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award or exercising a stock option).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Frank J. Biondi, Jr.(5)	0	97,635	90,242	N/A	N/A	1,000	188,877
Roy J. Bostock	291,250	77,650	90,242	N/A	N/A	0	459,142
Ronald W. Burkle(6)	0	77,650	106,929	N/A	N/A	0	184,579
John H. Chapple(7)	0	100,135	90,242	N/A	N/A	0	190,377
Eric Hippeau(8)	0	112,617	90,242	N/A	N/A	0	202,859
Carl C. Icahn(9)	5,041	77,650	90,242	N/A	N/A	0	172,933
Vyomesh Joshi(10)	0	100,135	90,242	N/A	N/A	0	190,377
Arthur H. Kern(11)	0	77,650	122,799	N/A	N/A	0	200,449
Mary Agnes Wilderotter(12)	55,000	77,650	90,242	N/A	N/A	0	222,892
Gary L. Wilson	22,500	77,650	90,242	N/A	N/A	0	190,392

(1)	As required by SEC rules, amounts in the column “Stock Awards” present the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ 718 Compensation—Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 12—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”).

(2)	On June 25, 2009, each of Messrs. Biondi, Bostock, Burkle, Chapple, Hippeau, Icahn, Joshi, Kern and Wilson and Mrs. Wilderotter was granted an award of 5,000 restricted stock units under the Directors’ Plan. Each of these awards had a grant date fair value of $77,650. (The grant date fair values presented in the notes to this table have been determined, as required by applicable SEC rules, based on generally accepted accounting principles and SEC rules.) The unvested restricted stock units held by each director listed in the table above at 2009 fiscal year-end: Mr. Biondi (2,500), Mr. Bostock (2,500), Mr. Burkle (2,500), Mr. Chapple (2,500), Mr. Hippeau (2,500), Mr. Icahn (0), Mr. Joshi (2,500), Mr. Kern (2,500), Mrs. Wilderotter (0), and Mr. Wilson (2,500). The vested but unpaid restricted stock units held by each director listed in the table above at 2009 fiscal year-end: Mr. Biondi (13,691), Mr. Bostock (12,500), Mr. Burkle (12,500), Mr. Chapple (13,840), Mr. Hippeau (14,656), Mr. Icahn (0), Mr. Joshi (13,840), Mr. Kern (13,057), Mrs. Wilderotter (0), and Mr. Wilson (12,500).

(3)	As required by SEC rules, amounts shown in the column “Option Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising a stock option). For information on the valuation assumptions used in these computations, refer to Note 12—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2009 Form 10-K.

(4)

On June 25, 2009, each of Messrs. Biondi, Bostock, Burkle, Chapple, Hippeau, Icahn, Joshi, Kern and Wilson and Mrs. Wilderotter was granted an option to purchase 15,000 shares under the Directors’ Plan with an exercise price of $15.53 per share. Each of these options had a grant date fair value of $90,242. The outstanding options held by each director listed in the table above at 2009 fiscal year-end: Mr. Biondi (45,000), Mr. Bostock (283,860), Mr. Burkle (463,575), Mr. Chapple (45,000), Mr. Hippeau (445,064), Mr. Icahn (33,750), Mr. Joshi (160,000), Mr. Kern (449,862), Mrs. Wilderotter (52,500), and Mr. Wilson (373,200).

(5)	Mr. Biondi is not a nominee for re-election at the annual meeting. In lieu of cash, Mr. Biondi elected to receive payment of his Board fees for 2009 in the form of restricted stock units. Accordingly, Mr. Biondi was granted an award of 1,191 restricted stock units on December 31, 2009, which had a grant date fair value of $19,985. In addition, under the Company-sponsored charitable award program open to all U.S. employees and directors, the Company made a matching contribution of $1,000 in 2009 to a charity designated by Mr. Biondi.

(6)	Mr. Burkle is not standing for re-election at the annual meeting. In lieu of cash, Mr. Burkle elected to receive payment of his Board fees for 2009 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Burkle was granted an option to purchase 3,575 shares on December 31, 2009 with an exercise price of $16.78, which had a grant date fair value of $16,687.

(7)	Mr. Chapple is not standing for re-election at the annual meeting. In lieu of cash, Mr. Chapple elected to receive payment of his Board and committee fees for 2009 in the form of restricted stock units. Accordingly, Mr. Chapple was granted an award of 1,340 restricted stock units on December 31, 2009, which had a grant date fair value of $22,485.

(8)	In lieu of cash, Mr. Hippeau elected to receive payment of his Board and committee chair fees for 2009 in the form of restricted stock units. Accordingly, Mr. Hippeau was granted an award of 292 restricted stock units on March 31, 2009, which had a grant date fair value of $3,740; an award of 239 restricted stock units on June 30, 2009, which had a grant date fair value of $3,743; an award of 210 restricted stock units on September 30, 2009, which had a grant date fair value of $3,740; and an award of 1,415 restricted stock units on December 31, 2009, which had a grant date fair value of $23,744.

(9)	Mr. Icahn resigned as a member of the Board effective October 23, 2009.

(10)	In lieu of cash, Mr. Joshi elected to receive payment of his Board and committee fees for 2009 in the form of restricted stock units. Accordingly, Mr. Joshi was granted an award of 1,340 restricted stock units on December 31, 2009, which had a grant date fair value of $22,485.

(11)	In lieu of cash, Mr. Kern elected to receive payment of his Board and committee chair fees for 2009 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Kern was granted an option to purchase 878 shares on March 31, 2009 with an exercise price of $12.81, which had a grant date fair value of $4,795; an option to purchase 718 shares on June 30, 2009 with an exercise price of $15.66, which had a grant date fair value of $4,212; an option to purchase 631 shares on September 30, 2009 with an exercise price of $17.81, which had a grant date fair value of $3,730; and an option to purchase 4,246 shares on December 31, 2009 with an exercise price of $16.78, which had a grant date fair value of $19,820.

(12)	Mrs. Wilderotter resigned as a member of the Board effective December 31, 2009.

Required Vote

Each of the directors will be elected by a majority of the votes cast, meaning that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. This required vote is discussed further above under the section entitled “Proposal No. 1 Election of Directors—Voting Standard.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 2

APPROVAL OF AMENDMENTS TO THE 1996 DIRECTORS’ STOCK PLAN

The Company’s Board of Directors has determined that it would be appropriate to modify the equity-based awards granted annually to non-employee directors as described above under “Director Compensation.” Specifically, the Board approved, subject to shareholder approval, an amended and restated version of the Directors’ Plan, which includes the following amendments:

•

Initial and Annual Award Grant Levels. The Directors’ Plan currently provides for automatic grants of stock options and restricted stock units to non-employee directors. Continuing non-employee directors are granted a stock option to purchase 15,000 shares of common stock and 5,000 restricted stock units each year. Newly appointed or elected non-employee directors are granted a stock option to purchase 30,000 shares of common stock and 10,000 restricted stock units. The proposed amendments provide that, effective for grants on or after June 24, 2010, the automatic grants under the Directors’ Plan will consist solely of grants of restricted stock units as described below in this proposal. However, the proposed amendments also provide that the Board may from time to time prospectively change the type and amounts of awards granted under the plan, subject to the aggregate share limit set forth in the Directors’ Plan. That is, the Board could in the future provide for initial and annual award grants to non-employee directors to again consist of stock options, change the relative mixture of stock options and restricted stock units for these awards, and/or change the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval so long as the aggregate share limit set forth in the Directors’ Plan is not exceeded.

•	Extension of Plan Term. The Directors’ Plan is currently scheduled to expire on April 1, 2015. The proposed amendments extend the term of the Directors’ Plan to September 1, 2019.

The Board approved these amendments based upon an evaluation of the compensation provided to the non-employee directors under the existing Directors’ Plan and an evaluation of director compensation provided by comparable companies. An independent consultant, Frederic W. Cook & Co., Inc., was engaged to assist with this evaluation and make recommendations. Based on this evaluation and the recommendations of the independent consultant, the Company established the terms for the grants of restricted stock unit awards described below in this proposal. The Company believes these amendments will allow the Company to continue to attract and retain the highest quality directors, which is essential to the Company’s long-term growth and success.

The Company is not seeking an increase in the aggregate number of shares available for award grant purposes under the Directors’ Plan.

Summary Description of the Directors’ Plan

The principal features of the Directors’ Plan, including the proposed amendments, are summarized below. The following summary of the Directors’ Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the amended and restated Directors’ Plan, which has been filed as Annex A with the SEC with this proxy statement. Any shareholder of the Company who wishes to obtain a copy of the amended and restated Directors’ Plan document may do so upon written request to the Secretary at the Company’s principal executive offices.

General

The Directors’ Plan was adopted by the Board in March 1996 and approved by the shareholders in April 1996, and certain amendments to the Directors’ Plan were most recently approved by shareholders in May 2006. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards granted under the Directors’ Plan is 8,800,000 shares, of which 4,681,289 shares remain available for issuance as of April 1, 2010. The Directors’ Plan provides for the grant of nonqualified stock options and restricted stock units to non-employee directors of the Company. Any shares of the Company’s common stock issued in payment of restricted stock units granted under the Directors’ Plan are counted against the plan’s share limit as 1.75 shares for every one share actually issued in payment of the restricted stock units. As described above under “Director Compensation,” non-employee directors are also permitted to elect an award of stock units or a stock option under the Directors’ Plan in lieu of a cash payment of fees for serving as chairperson of a Board committee. The Directors’ Plan is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board.

Purpose

The purpose of the Directors’ Plan is to provide an incentive for non-employee directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board. The executive officers and other employees of the Company are not eligible to be granted awards under the Directors’ Plan.

Grant and Exercise of Options

Currently, the Directors’ Plan provides that each person who first becomes a non-employee director after the effective date of the Directors’ Plan, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy, will be automatically granted an initial option to purchase 30,000 shares of the Company’s common stock on the date on which such person first becomes a non-employee director. The Directors’ Plan also provides that a subsequent option to purchase 15,000 shares of the Company’s common stock will be automatically granted to each non-employee director on the date of each annual meeting of the shareholders at which such non-employee director is elected, provided that on that date the non-employee director has served on the Board for at least six months. Each of these options vests in equal quarterly installments over a one-year period following the date of grant. The subsequent option grant will be prorated if the non-employee director has served on the Board for less than six months as of the date of the annual meeting based on the number of days served during the six-month period.

The exercise price of all stock options granted under the Directors’ Plan is equal to the fair market value of a share of the Company’s common stock on the date of grant of the option. The fair market value of a share of the Company’s common stock for plan purposes is generally defined to be the closing sale price of the Company’s common stock on the Nasdaq Stock Market on the relevant date. The purchase price payable upon exercise of the options may be paid by cash, check, other shares of the Company’s common stock (which, if acquired from the Company, have been held for at least six months), delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, a combination of the foregoing, or any other consideration or method permitted under applicable law. Options granted under the Directors’ Plan have a term of seven years.

Currently, options granted under the Directors’ Plan remain exercisable as to the vested portion for up to one year following the optionee’s termination of service as a director of the Company for any reason. Notwithstanding the foregoing, in no event may an option be exercised after the expiration of its term. If the non-employee director ceases to serve as a director due to his or her death or total disability, his or her options, to the extent then outstanding and unvested, will be fully vested as of the date of such cessation of service.

If shareholders approve the proposed amendments to the Directors’ Plan, then, effective for grants on or after June 24, 2010, the annual awards under the Directors’ Plan will be granted in the form of restricted stock units as described below instead of options. However, as noted above in the description of the proposed amendments, the Board reserves the right to modify the Directors’ Plan in the future to re-implement stock option grants for new or continuing directors and to change the relative mixture of stock options and restricted stock units for these awards.

Restricted Stock Units

Currently, the Directors’ Plan provides that each person who first becomes a non-employee director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy, will be automatically granted 10,000 restricted stock units on the date on which such person first becomes a non-employee director. The Directors’ Plan also currently provides that 5,000 restricted stock units will be automatically granted to each non-employee director on the date of each annual meeting of the shareholders at which the non-employee director is elected if, on that date, the non-employee director has served on the Board for at least the preceding six months. Otherwise, the director will receive a pro-rata portion of such restricted stock units based on the number of days served during such six month period. Currently, restricted stock units granted under the Directors’ Plan are generally paid in an equal number of shares of the Company’s common stock on the earlier of the third anniversary of the grant date or the date the director ceases being a member of the Board, subject to an election by the director to defer payment of the units until a later date.

If shareholders approve the proposed amendments to the Directors’ Plan, then, effective for grants on or after June 24, 2010, each non-employee director serving on the Board immediately following the Company’s annual meeting of shareholders each year will automatically receive a grant of restricted stock units on the date of the annual meeting (each, an “Annual RSU Award”). The number of restricted stock units subject to each Annual RSU Award granted under the Directors’ Plan will be determined by dividing $220,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

In addition, a non-employee director who is newly-elected or appointed to the Board other than in connection with an annual meeting will automatically receive a grant of restricted stock units upon his or her election or appointment (each, an “Initial RSU Award”), except that a non-employee director who was an employee of the Company at any time during the six-month period ending with the date he or she is first elected or appointed to the Board will not be eligible to receive an Initial RSU Award. The number of restricted stock units subject to each Initial RSU Award granted under the Directors’ Plan will be determined in the same manner as described above for Annual RSU Awards, but the grant date value of the award will be prorated based on the portion of the year that has passed since the last annual meeting.

The amendments to the Directors’ Plan clarify that restricted stock units granted under the plan vest in equal quarterly installments, with the final installment vesting on the earlier of the first anniversary of the date of grant and the day before the annual meeting of shareholders in the year following the year in which the award was granted. In the case of an Initial RSU Award, the final quarterly installment will vest on the fourth and final vesting date for the Annual RSU Awards granted at the preceding annual meeting. If shareholders approve the Directors’ Plan proposal, the Annual RSU Awards and Initial RSU Awards will generally be paid in an equal number of shares of the Company’s common stock on the earlier of the final vesting date of the award or the date the director ceases being a member of the Board, subject to an election by the director to defer payment of the units until a later date.

Restricted stock units granted under the Directors’ Plan are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her death or total disability, his or her restricted stock units, to the extent then outstanding and unvested, shall be fully vested as of the date of such cessation of service. Directors are also entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units granted under the Directors’ Plan. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units under the Directors’ Plan and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

Non-Transferability of Awards

Awards granted under the Directors’ Plan are not transferable by the award recipient other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order (as defined by the Code). Each option is exercisable, during the lifetime of the optionee, only by the optionee.

Merger or Sale of Assets

In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50 percent of the shares of the Company entitled to vote are exchanged, both options and restricted stock units granted under the Directors’ Plan will become fully vested. The Company will provide each optionee either a reasonable time within which to exercise his or her outstanding options or a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such corporate transaction. Restricted stock units that are outstanding at the time of the transaction will generally be paid in shares of the Company’s common stock immediately prior to the transaction.

Adjustments Upon Changes in Capitalization

In the event any change, such as a stock split or stock dividend, is made in the Company’s capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment will be made in the exercise price of each outstanding option, the number of shares subject to each outstanding option and restricted stock unit award and the number of shares available for issuance under the Directors’ Plan.

No Limit on Other Authority

The Directors’ Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Amendment and Termination

The Board may amend or terminate the Directors’ Plan or any portion thereof at any time; provided, that no such amendment or termination will be made without shareholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable stock exchange requirement with which the Board intends the Directors’ Plan to comply. In addition, shareholder approval will be required for any amendment of the Directors’ Plan that (1) materially increases the benefits accruing to participants under the plan, (2) materially increases the number of securities that may be issued under the plan, (3) materially modifies the requirements for participation in the plan, or (4) is otherwise deemed a material amendment by the Board pursuant to applicable law or accounting or stock exchange rules. However, the proposed amendments provide that the Board may from time to time prospectively change the type and amounts of awards granted under the plan, subject to the aggregate share limit set forth in the Directors’ Plan. That is, the Board could in the future provide for initial and annual award grants to non-employee directors to again consist of stock options, change the relative mixture of stock options and restricted stock units for these awards, and/or change the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval so long as the aggregate share limit set forth in the Directors’ Plan is not exceeded. The Board could also change the vesting and termination of service rules applicable to awards without shareholder approval. However, no action by the Board or shareholders may adversely affect the rights of any recipient of an award granted under the Directors’ Plan without the consent of the recipient. If shareholders approve the Directors’ Plan proposal, if the plan is not earlier terminated by the Board, the plan will terminate on September 1, 2019.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that might be approved by shareholders) will any adjustment be made to a stock option under the Directors’ Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise of the option.

Federal Income Tax Aspects of Directors’ Plan

This summary of the general U.S. federal income tax principles applicable to the Directors’ Plan under current federal law, which is subject to change, is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

As noted above, both nonqualified stock options and restricted stock unit awards may be granted under the Directors’ Plan. With respect to nonqualified stock options, the Company is generally entitled to deduct as an expense and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to restricted stock unit awards, the Company is generally entitled to deduct as an expense and the award recipient recognizes taxable income in an amount equal to the fair market value of the shares distributed in payment of the restricted stock units at the time of payment.

Specific Benefits

None of the Company’s executive officers (including any of the Named Executive Officers) is eligible to receive award grants under the Directors’ Plan. If shareholders approve the Directors’ Plan proposal, the number of restricted stock units that will be granted to the non-employee directors under the Directors’ Plan will be determined based on the closing price of the Company’s common stock at the time of grant as described above. Assuming, for illustrative purposes only, that the price of the Company’s common stock used for the conversion of the dollar amount set forth above into units was $16.29 (which was the closing price of the Company’s common stock on April 1, 2010), the number of restricted stock units that would be allocated to the Company’s two new non-employee directors, if elected, and six continuing non-employee directors as a group over the proposed remaining term of the plan pursuant to the formulaic Annual RSU Awards is 1,080,400. This figure represents the aggregate number of shares that would be subject to the Annual RSU Awards under the Directors’ Plan for calendar years 2010 through 2019 (the ten remaining years in the term of the plan if shareholders approve the Directors’ Plan proposal). This calculation assumes, among other future variables, that following election of the eight current non-employee director nominees there are no new eligible directors, there continue to be eight eligible directors seated and there are no changes to the awards granted under the Directors’ Plan including, without limitation, the Board’s exercise of its ability to prospectively change the relative mixture of stock options and restricted stock units for awards granted under the Directors’ Plan and the methodology for determining the number of shares of the Company’s common stock subject to these grants. The actual number of shares that will be subject to stock options and restricted stock units for annual grants to continuing non-employee directors under the Directors’ Plan, as well as initial grants to new non-employee directors, is not determinable.

As of April 1, 2010, the fair market value of a share of Company common stock was $16.29.

Aggregate Past Grants Under the Directors’ Plan

As of April 1, 2010, awards covering 4,937,628 shares of the Company’s common stock had been granted under the Directors’ Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the Directors’ Plan.) The following table presents information as of April 1, 2010 regarding the distribution of those awards among the persons and groups identified below, as well as information regarding aggregate option exercises and restricted stock vesting events prior to that date and holdings of options and unvested restricted stock and restricted stock units as of that date. As noted above, the Company’s executive officers are not eligible to receive award grants under the Directors’ Plan.

	Stock Options				Restricted Stock Units
Person or Group	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Number of Shares Underlying Outstanding Options		Number of Shares/ Units Subject to Past Awards	Number of Shares/ Units Vested(1)	Number of Shares/Units Outstanding and Unvested
			Exercisable	Unexercisable
Total for all current executive officers (including the Named Executive Officers) as a group	0	0	0	0	0	0	0
Non-Executive Directors:
Frank J. Biondi, Jr.	45,000	0	41,250	3,750	16,191	14,941	1,250
Roy J. Bostock	362,665	78,805	280,110	3,750	24,461	23,211	1,250
Ronald W. Burkle	463,575	0	459,825	3,750	20,000	18,750	1,250
John H. Chapple	45,000	0	41,250	3,750	17,701	16,451	1,250
Eric Hippeau	805,064	240,000	441,314	3,750	23,592	22,342	1,250
Susan M. James	0	0	0	0	6,595	3,297	3,298
Vyomesh Joshi	160,000	0	156,250	3,750	22,701	21,451	1,250
Arthur H. Kern	814,172	240,000	450,422	3,750	20,557	19,307	1,250
Gary L. Wilson	460,000	86,800	369,450	3,750	21,361	20,111	1,250

Total for Non-Executive Directors as a group:	3,155,476	645,605	2,239,871	30,000	173,159	159,861	13,298
Additional Non-Executive Director Nominees:
Patti S. Hart	0	0	0	0	0	0	0
Brad D. Smith	0	0	0	0	0	0	0
Each other person who has received 5% or more of the options, warrants or rights under the Plan:
Robert A. Kotick(2)	332,399	200,000	0	0	10,000	10,000	0
Edward Kozel(2)	476,594	240,000	0	0	10,000	8,750	0
Michael Moritz(2)	540,000	258,332	0	0	0	0	0
All employees, including all current officers who are not executive officers or directors, as a group	0	0	0	0	0	0	0

Total	4,504,469	1,343,937	2,239,871	30,000	193,159	178,611	13,298

(1)	Includes vested awards that have been paid in shares, as well as vested awards that are subject to deferred payment.

(2)	Former director.

Equity Compensation Plan Information

The following table presents information as of December 31, 2009 with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans, including the 1995 Stock Plan, the Directors’ Plan, and the Employee Stock Purchase Plan. Each of these plans has been approved by the Company’s shareholders. The Company does not maintain any equity incentive plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	142,597,527	(2)(3)	$30.45	(4)	159,223,865	(5)

(1)	This table does not present information regarding equity awards that were assumed by Yahoo! Inc. in connection with the acquisition of other companies. As of December 31, 2009, an additional 1,475,450 shares of the Company’s common stock were subject to acquired-company stock options (at a weighted average exercise price of $9.87 per share) and an additional 953,101 shares of the Company’s common stock were subject to acquired-company restricted stock units.

(2)	Includes 118,084,333 shares subject to stock option awards and 24,513,194 shares subject to restricted stock unit awards as of December 31, 2009; does not include 216,330 shares of the Company’s common stock issued and outstanding pursuant to unvested restricted stock awards as of December 31, 2009.

(3)	Reflects the maximum number of shares potentially issuable in connection with awards subject to performance-based vesting conditions. As of December 31, 2009, and after giving effect to the Company’s achievement of the 2009 financial performance-based vesting condition, a maximum of 2,259,254 shares (including a target number of 1,208,438 shares) were subject to restricted stock units with performance-based vesting conditions; and a maximum of 5,000,000 shares were subject to a stock option award with performance-based vesting conditions. See “Executive Officer Compensation and Other Matters—Compensation Discussion and Analysis” for more information regarding performance-based vesting conditions.

(4)	Calculated exclusive of outstanding restricted stock unit awards.

(5)	Of these shares, 114,619,915 were available for award grant purposes under the 1995 Stock Plan, 4,714,605 were available for award grant purposes under the Directors’ Plan, and 39,889,345 were available under the Employee Stock Purchase Plan, as of December 31, 2009 and after giving effect to the Company’s achievement of the 2009 financial performance-based vesting condition. Subject to certain express limits of the 1995 Stock Plan, shares available under the 1995 Stock Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in shares of our common stock or units of our common stock. Shares issued in respect of full-value awards granted under the Directors’ Plan (i.e., awards other than options with an exercise price that is no less than the fair market value of a share of common stock on the date the award is granted) after the 2006 annual meeting count as 1.75 shares for every one share actually issued in connection with the award. Each share that is issued in respect of any full-value award under the 1995 Stock Plan (i.e., awards other than options and stock appreciation rights with an exercise or base price that is no less than the fair market value of a share of common stock on the date the award is granted) counts against the 1995 Stock Plan’s share limit as: 1.75 shares, for awards granted on or after May 19, 2005 but prior to June 12, 2007; 2.00 shares, for awards granted on or after June 12, 2007 but prior to June 25, 2009; and 1.75 shares, for awards granted on or after June 25, 2009.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the proposed amendments to the Directors’ Plan.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE 1996 DIRECTORS’ PLAN. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since February 1996 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. In the event that ratification of this appointment is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee will consider this fact in connection with its future appointment of an independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

Mr. Michael Loeb, 91 Central Park West, New York, NY 10023, who has represented that he owns 800 shares of the Company’s common stock, has given notice of his intention to present a proposal at the annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The Board of Directors of Yahoo! strongly opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Our Board of Directors recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

EXECUTIVE COMPENSATION ADVISORY VOTE

RESOLVED, that stockholders of Yahoo! Corporation request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2009 shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged more than 46% in favor, and more than 20 companies had votes over 50%, demonstrating strong shareholder support for this reform.

Investor, public and legislative concerns about executive compensation have reached new levels of intensity. A 2009 report by The Conference Board Task Force on Executive Compensation, noting that pay has become a flashpoint, recommends taking immediate and credible action “in order to restore trust in the ability of boards to oversee executive compensation” and calls for compensation programs which are “transparent, understandable and effectively communicated to shareholders.”

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide our board and management useful information about shareholder views on the company’s senior executive compensation especially when tied to an innovative investor communication program.

Over 25 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Hewlett-Packard, Intel, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the Advisory Vote in 2009, providing an opportunity to see it in action.

RiskMetrics Group recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

We believe existing SEC rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe voting against the election of Board members to send a message about executive compensation is a blunt, sledgehammer approach, whereas an Advisory Vote provides shareowners a more effective instrument.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

Board of Directors Statement AGAINST Shareholder Proposal

At Yahoo!’s 2009 annual meeting of shareholders, the same shareholder presented an identical proposal. The Board of Directors opposed the proposal last year, and shareholders rejected the proposal, with over 66 percent of the votes cast voting against it.

The Board continues to recognize that executive compensation is a key corporate governance issue and generally supports enhancing the dialogue between the Company and its shareholders. The process suggested by the proposal, however, is not an effective mechanism for shareholders to meaningfully convey their views regarding Yahoo!’s executive compensation and could put Yahoo! at a competitive disadvantage. The Board has again this year considered this proposal and the issues surrounding shareholder ratification of executive compensation, and recommends a vote against this proposal for substantially the same reasons that we recommended a vote against the proposal last year.

Yahoo!’s Compensation Committee provides experienced, effective, independent oversight and is in the best position to determine the proper structure of executive compensation. Decisions regarding executive compensation require an exceptional amount of time, expert advice and detailed understanding of our company. Our Compensation Committee, which is comprised entirely of independent directors, reviews Yahoo!’s executive compensation program on an annual basis. As part of its review, the Compensation Committee engages in a detailed review and assessment of external market data and the performance of the Company and its executive officers. This assessment is performed in order to provide a total compensation arrangement that enables the Company to attract, incentivize and retain the key executive talent needed to achieve the Company’s business objectives and link executive compensation to improvements in the Company’s operating performance, increases in shareholder value and individual performance and achievements. The Compensation Committee also retains an independent compensation consulting firm to assist in the development and review of Yahoo!’s compensation practices, including advising with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), setting compensation levels for executive officers and, with respect to executive officers and directors, selection of appropriate peer group companies. The Board believes that the Compensation Committee provides experienced, effective, independent oversight of the Company’s executive compensation practices and is in the best position to determine the proper structure of these practices consistent with the Company’s goals and objectives and its ultimate goal of maximizing long-term shareholder value.

The Compensation Committee is responsive to concerns regarding executive pay, and the Company’s executive compensation policies and practices are balanced and responsible. The Compensation Committee has demonstrated responsiveness to concerns regarding executive compensation by taking steps to emphasize performance and incentive pay and to further align the interests of our executives with those of our shareholders.

In 2008, the Compensation Committee undertook an in-depth review and analysis of total direct compensation at the executive level and restructured its compensation program to ensure that it provides the appropriate incentives, is performance-based and is competitive. These practices continue. For example, a substantial portion of our executives’ annual compensation opportunities (over 90 percent in the case of Ms. Bartz’s targeted annual compensation in 2009) consisted of performance and stock-based compensation. For 2009, the bonus pool available for executive officer annual cash bonuses under our Executive Incentive Plan was determined based on company financial performance targets, and this will be the case again for cash bonuses to executive officers in 2010. In addition, approximately 50 percent of the grant-date value of our annual equity award program for executive officers consists of restricted stock units with vesting requirements tied to either our financial performance or total shareholder return measured by the price of our common stock, 25 percent of the grant-date value of these awards is in the form of stock options which have value only if our stock price appreciates, and 25 percent of the grant-date value of these awards is time-based restricted stock the value of which is based on our stock price and encourages employee retention and Company stock ownership.

A shareholder advisory vote would not provide meaningful information to the Compensation Committee to inform its compensation decisions, and existing governance tools and practices already provide effective director accountability. The Board believes that an advisory vote will not provide the Compensation Committee with any meaningful information to inform its compensation decisions. Such a vote will not communicate the shareholders’ specific views or objections regarding the various components of complex executive compensation packages. There are existing channels of communication between the Board, the Compensation Committee and shareholders that the Board believes are more effective methods of expressing opinions regarding executive compensation than the channel proposed by the shareholder. As opposed to the general nature of the proposed, once-a-year, “for” or “against” advisory vote, shareholder feedback on compensation-related concerns may be sent directly to the Board by following the Company’s policy for shareholder communications with directors described under “Communications with Directors” under “Corporate Governance” in this proxy statement. In addition, shareholders are able to readily communicate their views on executive compensation matters through Yahoo!’s investor relations department and by attending our annual shareholder meeting. If shareholders have concerns with Yahoo!’s compensation practices, our shareholders also have the ability to influence the aggregate amount and types of equity compensation available to be awarded to our executives through their review and approval of the Company’s equity incentive plans. In addition, in January 2007, the Board approved amendments to the Company’s bylaws to adopt majority voting in the election of directors, thereby giving shareholders the authority to hold directors, including members of the Compensation Committee, accountable with respect to executive compensation. The Board believes that these currently existing mechanisms are effective in providing feedback to identify specific compensation-related concerns and to hold directors accountable for the Company’s policies.

Approval of this proposal could put the Company at a competitive disadvantage. Our Company operates in an intensely competitive, rapidly evolving environment, and our success is closely correlated with the recruitment and retention of talented employees. A competitive compensation program that takes into consideration a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements, tax laws and the competitive compensation practices of other companies, is essential to the Company’s long-term success. The Board believes that it is important that the Compensation Committee retain the flexibility to establish compensation for the Company’s executives in a manner that balances these influences so that the Company can continue to attract and retain executives of outstanding ability and motivate them to achieve superior performance. An advisory shareholder vote may unduly constrain this needed flexibility. The shareholder proponent, in support of this proposal, notes that companies in the United Kingdom allow an advisory vote on executive compensation. However, an advisory shareholder vote on executive compensation is mandatory for all public companies in the United Kingdom, and no United Kingdom company is competitively disadvantaged by this requirement. The vast majority of U.S.-listed companies are not required to, and do not, submit annual advisory votes on executive compensation to shareholders. We believe that imposing such a requirement on the Company could make it significantly more difficult for Yahoo! to attract and retain top executive talent by creating the impression among the Company’s senior executives that their compensation opportunities could be limited or adversely affected, while opportunities at the Company’s competitors would not be similarly constrained. Rather than unilaterally adopt an advisory vote standard that is not uniformly required of or followed by our competitors, the Board believes that the Company and its shareholders are best served by the Board continuing to be responsive to expressed shareholder concerns regarding executive compensation, and addressing any new practices related to executive compensation and shareholder advisory votes that may be mandated by law or regulation in the future.

Recommendation of the Board of Directors

FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

BENEFICIAL OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information that has been provided to the Company with respect to beneficial ownership of shares of the Company’s common stock as of April 1, 2010 (except where another date is indicated) for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer, and (iv) all directors and current executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
Capital Research Global Investors(3)	149,192,200	10.77%
333 South Hope Street Los Angeles, CA 90071

Capital World Investors(4)	88,161,950	6.36%
333 South Hope Street Los Angeles, CA 90071

The Growth Fund of America, Inc.(5)	79,922,100	5.77%
333 South Hope Street Los Angeles, CA 90071

BlackRock Inc.(6)	70,693,449	5.10%
40 East 52nd Street New York, NY 10022

David Filo(7)	79,561,390	5.73%

Jerry Yang(8)	49,110,564	3.54%

Carol Bartz(9)	2,136,127	*

Michael J. Callahan(10)	929,717	*

Arthur H. Kern( [1]1 )	739,729	*

Hilary Schneider(1 2)	578,504	*

Eric Hippeau(1 3)	506,156	*

Ronald W. Burkle(1 4)	479,575	*

Aristotle Balogh(15)	408,521	*

Gary L. Wilson(1 6)	387,811	*

Roy J. Bostock(1 7)	315,321	*

Vyomesh Joshi( [1]8 )	181,701	*

John H. Chapple(19)	68,061	*

Frank J. Biondi, Jr.(2 0)	56,191	*

Susan M. James( [2]1 )	3,297	*

Timothy R. Morse	0	*

Patti S. Hart	0	*

Brad D. Smith	0	*

Blake Jorgensen( [2]2 )	0	*

All directors and current executive officers as a group (16 persons)(2 3)	135,462,665	9.71%

*	Less than one percent.

(1)	The number of shares beneficially owned by each person or group as of April 1, 2010 (except where another date is indicated) includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options and vesting and release of restricted stock units. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has the sole power to vote or direct the voting of (voting power) and the sole power to sell or otherwise direct the disposition of (dispositive power) the shares set forth opposite such shareholder’s name.

(2)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 1,385,715,214 shares of common stock outstanding on April 1, 2010 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options and upon vesting and payment of restricted stock units.

(3)	Beneficial ownership information is based on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2010 by Capital Research Global Investors. The Schedule 13G, as amended, states that Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 149,192,200 shares as a result of CRMC’s acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that it has sole voting power over 57,442,900 of such shares and sole dispositive power over all of such shares.

(4)	Beneficial ownership information is based on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2010 by Capital World Investors. The Schedule 13G, as amended, states that Capital World Investors, a division of CRMC, is deemed to be the beneficial owner of 88,161,950 shares as a result of CRMC’s acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that it has sole voting power over 25,679,950 of such shares and sole dispositive power over all of such shares.

(5)	Beneficial ownership information is based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2010 by The Growth Fund of America, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by CRMC. The Schedule 13G, as amended, states that CMRC manages equity assets for various investment companies through two divisions, Capital Research Global Investors and Capital World Investors, and that these divisions generally function separately from each other with respect to investment research activities and make investment decisions and proxy voting decisions for the investment companies on a separate basis. The Schedule 13G, as amended, states that The Growth Fund of America, Inc. has sole voting power over all 79,922,100 shares but has neither sole nor shared dispositive power over any of the shares.

(6)	Beneficial ownership information is based on information contained a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock Inc.

(7)	Includes 1,700,000 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010 under the Company’s Amended and Restated 1995 Stock Plan (the “1995 Stock Plan”).

(8)	Includes 1,300,000 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010 under the Company’s 1995 Stock Plan. Also includes 6,310 shares held by Mr. Yang’s wife, of which he disclaims beneficial ownership.

(9)	Includes 1,755,635 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; but does not include shares subject to a performance-based stock option award granted to Ms. Bartz pursuant to the terms of her employment agreement, which may become exercisable, if at all, based on the achievement of specified levels of stock price appreciation with respect to the Company’s common stock. No portion of this option was exercisable as of April 1, 2010. The vesting terms applicable to this stock option are described in footnote 2 to the “Grants of Plan-Based Awards—2009” table, below.

(10)	Includes 879,993 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010 under the Company’s 1995 Stock Plan.

(11)	Includes 450,422 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 14,307 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(12)	Includes 544,118 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 25,000 shares subject to restricted stock units that are scheduled to vest within 60 days of April 1, 2010 under the Company’s 1995 Stock Plan.

(13)	Includes 441,314 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 17,342 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(14)	Includes 459,825 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 13,750 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(15)	Includes 328,915 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010 under the Company’s 1995 Stock Plan.

(16)	Includes 369,450 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 15,111 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(17)	Includes 280,110 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 18,211 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(18)	Includes 156,250 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 16,451 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(19)	Includes 41,250 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 16,451 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(20)	Includes 41,250 shares issuable upon exercise of options exercisable within 60 days of April 1, 2010; and 14,941 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(21)	Includes 3,297 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(22)	Mr. Jorgensen’s employment with the Company ended on June 30, 2009. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Jorgensen with the SEC prior to June 30, 2009, adjusted to give effect to subsequent forfeitures of employment-related equity awards.

(23)	Includes 8,748,532 shares issuable upon exercise, by directors and executive officers, of options exercisable within 60 days of April 1, 2010; 129,861 shares subject to vested restricted stock units under the Directors’ Plan as of April 1, 2010; and 25,000 shares subject to restricted stock units that are scheduled to vest under the 1995 Stock Plan within 60 days of April 1, 2010. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the third anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2009 all filing requirements applicable to the Reporting Persons were timely met, with the exception of Ms. Schneider’s Form 4 reporting shares withheld for taxes in connection with restricted stock units vesting on April 25, 2009, which was filed late.

OUR EXECUTIVE OFFICERS

Executive officers are elected by and serve at the discretion of the Board of Directors. Set forth below is information regarding our executive officers, an additional person chosen to become an executive officer, and their ages as of April 1, 2010.

Name	Age	Position
Aristotle Balogh	46	Executive Vice President, Products and Chief Technology Officer
Carol Bartz	61	Chief Executive Officer, President and Director
Michael J. Callahan	41	Executive Vice President, General Counsel and Secretary
David Filo	43	Chief Yahoo
Blake Irving	50	Executive Vice President and Chief Product Officer (effective May 2010)
Timothy R. Morse	41	Executive Vice President and Chief Financial Officer
Hilary Schneider	48	Executive Vice President, Yahoo! Americas
Jerry Yang	41	Chief Yahoo and Director

Mr. Balogh became Executive Vice President of Products in April 2009 and has served as Chief Technology Officer since February 2008. Prior to joining Yahoo!, Mr. Balogh held various positions beginning in 1998 at VeriSign, Inc., a provider of Internet infrastructure services, where he was most recently Executive Vice President, Chief Technology Officer and Head of Global Product Design. Mr. Balogh holds an M.S.E. degree in Electrical and Computer Engineering and a B.S. degree in Electrical and Computer Science from Johns Hopkins University. Mr. Balogh has announced his decision to leave the Company in June 2010.

Ms. Bartz’s biography is set forth under the heading “Proposal No. 1 Election of Directors.”

Mr. Callahan became Executive Vice President in April 2007 and has served as General Counsel and Secretary since September 2003. Mr. Callahan served as Senior Vice President from September 2003 to April 2007. Prior to that, Mr. Callahan served as Deputy General Counsel and Assistant Secretary from June 2001 to September 2003 and served in various other positions in the Yahoo! legal department from December 1999 to June 2001. Prior to joining Yahoo! in December 1999, Mr. Callahan held positions with Electronics for Imaging Inc., a digital printing technology company, and the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Callahan holds a B.S. degree in International Affairs and Arab Studies from the School of Foreign Service at Georgetown University and a J.D. degree from the University of Connecticut.

Mr. Filo, a founder of Yahoo! and Chief Yahoo, has served as an officer of Yahoo! since March 1995, and served as a director of Yahoo! from its founding through February 1996. Mr. Filo is involved in guiding Yahoo!’s vision, is involved in many key aspects of the business at a strategic and operational level, and is a stalwart of the Company’s employee culture and morale. Mr. Filo co-developed Yahoo! in 1994 while working towards his Ph.D. in electrical engineering at Stanford University, and co-founded Yahoo! in 1995.

Mr. Irving was appointed Executive Vice President and Chief Product Officer effective on his first day of employment, which is expected to be in May 2010. Since 2008, Mr. Irving has also served as a member of the faculty at Pepperdine University’s Graziadio School of Business and Management in Malibu, California. Previously Mr. Irving served in various positions at Microsoft Corporation, a software and Internet services company, from 1992 to 2007, most recently as corporate vice president of Microsoft’s Windows Live Platform group, which was responsible for building and operating Microsoft’s Internet-scale services platform, advertiser and developer ecosystem. Before joining Microsoft, Mr. Irving held development and marketing management positions at Xerox Corp., a document management technology company, Oki Electric Industry Co. Ltd., a manufacturer of telecommunications equipment, and Compaq Computer Corp., a manufacturer of personal computers (now part of HP). He received a Bachelor of Arts degree from San Diego State University and an M.B.A. degree from Pepperdine University.

Mr. Morse became our Executive Vice President and Chief Financial Officer in July 2009. Previously, Mr. Morse served as Senior Vice President and Chief Financial Officer of Altera Corporation, a semiconductor company specializing in programmable logic devices for communications, industrial, and consumer applications, from January 2007 to June 2009. Prior to joining Altera, Mr. Morse held various positions in financial management with General Electric (GE), a diversified technology, media and financial services company, starting in the GE Capital division in 1991 and moving to the GE Appliances division in 1994 before joining the GE Plastics division in 1997. In July 2005, Mr. Morse was named the Chief Financial Officer and General Manager, Business Development for GE Plastics. Mr. Morse holds a B.S. degree in Finance and Operations/Strategic Management from Boston College.

Ms. Schneider became Executive Vice President, Yahoo! Americas in April 2010. She served as Executive Vice President, Yahoo! North America from June 2008 through March 2010; as Executive Vice President, Global Partner Solutions from August 2007 to June 2008; and as Senior Vice President, Marketplaces from September 2006 to August 2007. Prior to joining Yahoo!, Ms. Schneider held several positions with Knight-Ridder, Inc. (“Knight Ridder”), a newspaper and internet media company, where she served as Vice President of Knight Ridder and CEO of Knight Ridder Digital, a subsidiary of Knight Ridder, from April 2002 to January 2005 before moving to co-manage the company’s overall newspaper and online business as Senior Vice President from January 2005 to June 2006. Before joining Knight Ridder, Ms. Schneider served as President and CEO of Red Herring Communications, a weekly magazine focused on the business of funding, building, and taking new technologies to market, from 2000 to 2002. Currently Ms. Schneider also serves as a director of Vail Resorts, Inc. Ms. Schneider holds a Bachelor’s degree in Economics from Brown University and an M.B.A degree from Harvard University.

Mr. Yang’s biography is set forth under the heading “Proposal No. 1 Election of Directors.”

EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The Company’s executive compensation arrangements are administered by the Compensation Committee of our Board of Directors. The Compensation Committee confers with the Board of Directors in determining the compensation for our Chief Executive Officer. In determining compensation for the other Named Executive Officers (as defined below), and as discussed in more detail below, the Compensation Committee considers, among other things, the recommendations of our Chief Executive Officer. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers.

The Company’s general compensation arrangements are guided by the following principles and business objectives:

•	Our people strategy is to hire and retain top talent in an extremely competitive marketplace especially for high-impact positions that directly contribute to shareholder value creation.

•	We target our resources toward the highest contributors by focusing on high-impact positions and differentiating compensation at all levels based on performance.

•	We believe in providing equity compensation to align employee and shareholder interests, with greater equity ownership concentrated among those who have the greatest impact on performance.

The Company’s compensation philosophy for executive officers is designed according to these principles and is intended to achieve two principal objectives: (1) to provide a total compensation arrangement that enables the Company to attract and retain the key executive talent needed to achieve the Company’s business objectives, and (2) to link executive compensation to improvements in Company performance, increases in long-term shareholder value and individual performance and achievements.

Those individuals listed in the Summary Compensation Table in this proxy statement are referred to as the “Named Executive Officers.” Carol Bartz became our Chief Executive Officer on January 13, 2009. In connection with her appointment, Jerry Yang resigned as our Chief Executive Officer and returned to his former role as Chief Yahoo. Timothy R. Morse became our Chief Financial Officer on July 1, 2009.

Executive Compensation Program Objectives and Overview

Overview

In order to drive improvements in the performance of our business and create increased shareholder value, the Company must be able to respond rapidly to new technological developments and changing trends in the global businesses and markets in which we compete. The broad scope and complexity of our business require a depth and breadth of experience and talents in our executives. We also operate in a highly competitive executive labor market and face competitors of similar size and scale to the Company as well as new competitors seeking to hire our executives to facilitate and speed their entry into, or expansion of, competing businesses.

Executive Compensation Programs

The Company’s current executive compensation program has three key components, which are designed to be consistent with the Company’s compensation philosophy and to reward executives based on individual and company performance: (1) base salary; (2) annual incentive cash bonuses; and (3) long-term stock awards, including stock options and restricted stock units. In structuring executive compensation arrangements, the Compensation Committee considers how each component promotes retention and rewards performance by the Company and the executive.

In order to attract and retain our key executives, the Company seeks to provide them with targeted “total direct compensation” above the 50th percentile of competitive market practice. As used in this discussion, the term “total direct compensation” means the executive’s base salary, annual cash bonus, and long-term incentive equity awards based on the grant-date fair value of such awards as determined in accordance with customary grant-date valuation principles. Base salary levels are generally intended to be consistent with competitive market base salary levels, and the Compensation Committee uses the peer companies identified below to inform the Compensation Committee on competitive pay levels. Performance-based compensation, such as bonus and long-term incentive equity opportunities, is generally targeted to make up a larger portion of each executive’s total direct compensation opportunity. The Compensation Committee believes that the design of our annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to ensure our executive performance is focused on long-term shareholder value creation. For this reason, the compensation arrangements for our executive officers are designed so that performance-based compensation constitutes the most substantial portion of each executive’s total direct compensation opportunity.

Other than our 401(k) plan, the Company does not provide any pensions or other retirement benefits for our executive officers, nor does it generally provide perquisites. In order to help attract and retain our key executives, and in order to help preserve the stability of our executive team, we provide our executive officers with certain severance protections as described below under “Severance and Change in Control Severance Benefits” and “Potential Payments Upon Termination or Change in Control.”

Independent Consultant and Peer Group

The Compensation Committee has retained Frederic W. Cook & Co., Inc., independent compensation consultants, to provide advice to the Compensation Committee in respect of the Company’s compensation programs. Frederic W. Cook & Co. advised the Compensation Committee with respect to trends in executive compensation, selection of peer companies, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels. Other than compensation consulting services provided to our Board of Directors and the Compensation Committee, Frederic W. Cook & Co. provided no other services to the Company in 2009. In setting compensation levels, the Compensation Committee considers peer company data obtained and evaluated by Frederic W. Cook & Co., and also considers compensation survey data compiled by management from the Mercer U.S. Benchmark Database—Executive Positions and data included in the Radford Executive Survey. The Compensation Committee reviews this information to inform its decisions on executive compensation arrangements, including the competitive reasonableness of the arrangements.

In consultation with Frederic W. Cook & Co., the Compensation Committee considered compensation data for the following companies for 2009: Adobe Systems Incorporated, Amazon.com Inc., Apple Inc., eBay Inc., Electronic Arts Inc., EMC Corporation, Expedia, Inc., Google Inc., IAC/InterActiveCorp., Intuit Inc., Juniper Networks, Inc., NetApp, Inc., News Corp., Oracle Corporation, QUALCOMM Incorporated, SAP AG, Sun Microsystems, Inc., Symantec Corporation, Time Warner Inc., Viacom Inc., and The Walt Disney Company. We refer to this group of companies as our “peer group” or our “peer companies” for 2009. The peer companies are selected because, in a broad sense, they have technology and/or media components of their businesses that are similar to the Company’s business and they share similar market capitalization or other financial characteristics with the Company. However, given the breadth of the Company’s business and the rapidly changing environment in which the Company competes, it is very difficult to identify directly comparable companies. Each peer group company is comparable to the Company in certain respects or areas of our business but not others. Factors such as whether the founders run the company or outside executives have been hired also affect executive compensation comparisons among peer companies, as well as the way that the companies structure their top-management organizations. The Compensation Committee believes that the nature of our business and the environment in which we operate requires flexibility in setting compensation based on a consideration of all facts and circumstances with respect to each executive. As a result, the Compensation Committee does not base its decisions on targeting compensation to specific bench-marks against the peer group. Instead, the role of peer group compensation data is to generally inform the Compensation Committee regarding competitive pay levels.

In addition, in determining the compensation arrangement for Ms. Bartz and Mr. Morse upon their recruitment to the Company, the Compensation Committee considered input from Frederic W. Cook & Co., Inc., and with respect to Mr. Morse, additional input from Compensia, Inc., a compensation consulting firm that was retained by management to provide assistance in preparing recommendations for his arrangements.

Employment Agreement with Ms. Bartz

On January 13, 2009, the Company entered into an employment agreement with Ms. Bartz to serve as our Chief Executive Officer. The specific compensation components of Ms. Bartz’s employment agreement are discussed below in this Compensation Discussion and Analysis and the compensation tables and narratives that follow this discussion.

In negotiating Ms. Bartz’s employment agreement and compensation levels, the Compensation Committee considered peer company data obtained and evaluated by Frederic W. Cook & Co. The peer group identified for this purpose differed from the peer group identified above and used by the Company generally for compensation purposes. The peer group identified for purposes of Ms. Bartz’s employment agreement consisted of the following companies: Adobe Systems Incorporated, Amazon.com Inc., Apple Inc., Applied Materials, Inc., Broadcom Corporation, eBay Inc., Electronic Arts Inc., EMC Corporation, Expedia, Inc., Google Inc., IAC/InterActiveCorp., Intuit Inc., Juniper Networks, Inc., Microsoft Corporation, NetApp, Inc., Oracle Corporation, QUALCOMM Incorporated, Sun Microsystems, Inc., Symantec Corporation, Texas Instruments Incorporated, and Viacom Inc. This group was selected because, in the Compensation Committee’s judgment with input from Frederic W. Cook & Co., this group was reflective of the companies with whom the Company would compete for talent at the Chief Executive Officer level. Consistent with the Compensation Committee’s general use of peer company data, the Compensation Committee used this peer company data to inform the Compensation Committee on competitive CEO pay levels.

The compensation arrangements in Ms. Bartz’s employment agreement were the result of negotiations between Ms. Bartz and the Company. The Compensation Committee determined, in its judgment and based on Ms. Bartz’s experience and general competitive compensation practices, that the compensation levels, awards and other terms of Ms. Bartz’s agreement were appropriate to attract and retain Ms. Bartz and that they were also consistent with the Company’s compensation philosophy of linking a substantial portion of each executive officer’s compensation opportunities to performance and increases in long-term shareholder value. The Compensation Committee also considered that in addition to the significant link between performance and compensation, Ms. Bartz’s employment agreement also includes other provisions that benefit the Company, including: Ms. Bartz’s agreement is for a fixed term (it does not have an “evergreen” provision), does not include tax gross-up payments, does not provide for special benefits or perquisites not offered by the Company to its employees generally, includes certain claw-back provisions, and provides for severance only in certain limited circumstances should a termination of Ms. Bartz’s employment actually occur and only if Ms. Bartz provides a release of claims to the Company. The Board also reviewed Ms. Bartz’s compensation arrangements in connection with appointing her as CEO.

The initial term of Ms. Bartz’s employment agreement is four years and may be extended by mutual agreement thereafter. Ms. Bartz’s initial base salary was set at $1,000,000 and her annual bonus target was set at 200 percent of base salary based on negotiations with Ms. Bartz and consistent with the Company’s compensation philosophy of setting base salaries and annual bonuses on a competitive basis above the 50th percentile.

Under her employment agreement, Ms. Bartz also received an option to purchase 5,000,000 shares of the Company’s common stock. The vesting of this option depends on whether the average closing prices for the common stock exceeds certain levels that range from 150 percent to 300 percent ($17.60 to $35.19) of the $11.73 exercise price of these options (which was set at the closing common stock price on the date of grant) for twenty consecutive trading days prior to January 1, 2013 (or the price immediately preceding a change in control of the

Company if it occurs pursuant to an agreement signed before that date). This performance based award was negotiated with Ms. Bartz and was specifically designed as an inducement to Ms. Bartz to accept employment with the Company and to reward future success in increasing shareholder value. Any shares acquired by Ms. Bartz upon exercise of this option must be held until January 1, 2013, except in the event of her death or a change in control.

Under her employment agreement, Ms. Bartz also received a make-whole award with a $10 million grant date value, payable 25 percent in cash and 75 percent in restricted stock, which was paid in equal quarterly installments during 2009. This award was negotiated with Ms. Bartz to compensate her for the value of equity grants and post-employment medical coverage from her previous employer that she would forfeit by accepting employment with the Company. The Compensation Committee believed that these benefits were critical to induce Ms. Bartz to accept employment with the Company. This award is subject to clawback provisions in the event of a termination of Ms. Bartz’s employment by the Company for cause or by Ms. Bartz without good reason (as those terms are defined in her employment agreement) prior to December 31, 2012.

2009 Compensation Arrangement with Mr. Yang

Mr. Yang is a founder and one of the Company’s largest individual shareholders (based on beneficial ownership of the Company’s common stock during 2009). Given the value of Mr. Yang’s existing equity stake in the Company and the fact that a substantial portion of Mr. Yang’s net worth is dependent upon the value of the Company’s common stock, the Compensation Committee and Mr. Yang agreed that it would be appropriate to continue to pay him a base salary of $1 for his services to the Company during 2009, including for the portion of the year he served as Chief Executive Officer. Mr. Yang did not receive an annual bonus or any equity grant from the Company during 2009.

Current Executive Compensation Program Elements

Base Salaries

The Company provides base salaries to executive officers primarily to provide them with a minimum fixed level of cash compensation each year. Salaries for our Named Executive Officers are generally reviewed by the Compensation Committee on an annual basis. As noted above, base salary levels are generally intended to be consistent with competitive market base salary levels but are not specifically targeted or “bench-marked” against any particular company or group of companies. The Compensation Committee sets base salaries so that the most substantial portion of the executives’ total direct compensation remains dependent on performance-based annual bonuses and long-term incentive equity awards. In setting specific salary levels for each Named Executive Officer and the Company’s other executive officers, the Compensation Committee considers and assesses, among other factors, the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, salary relative to other executives in the Company, and relevant competitive data.

Ms. Bartz’s annual base salary was set at $1,000,000 as described above.

Mr. Morse’s annual base salary was set at $500,000 upon his joining the Company in June 2009. This amount was negotiated with Mr. Morse in connection with his commencement of employment with the Company and provided for in his offer letter.

After reviewing the other Named Executive Officers’ base salaries in light of the Company’s financial position and performance, market compensation data and economic conditions generally and the Company’s overall determination not to increase salaries in 2009 for employees generally, the Compensation Committee determined that no changes would be made to their base salary levels for 2009.

Annual Cash Bonuses

The Compensation Committee has historically retained flexibility and discretion in determining executive bonuses, rather than establishing specific quantitative Company or individual performance objectives that must be achieved in order for a Named Executive Officer to earn an annual bonus. For 2009, the Compensation Committee determined that it would be appropriate to adopt an annual bonus plan for senior executives which tied a substantial portion of the bonuses for the executives to the achievement of a specified Company financial performance metric.

Specifically, in February 2009, the Compensation Committee approved a new performance based annual cash bonus plan for senior executives of the Company, the Yahoo! Executive Incentive Plan (the “EIP”). Each participant in the EIP was assigned a target bonus percentage for 2009 expressed as a percentage of the participant’s annual base salary. The aggregate bonus pool available under the EIP for 2009 equaled the aggregate amount of the participants’ target bonus opportunities, multiplied by a factor that could range from 50 percent to 200 percent based on the Company’s actual operating cash flow (as defined in the EIP and referred to as “OCF”) for 2009 as a percentage of the OCF target for 2009 set by the Compensation Committee.

The amount of the EIP bonus pool for 2009 was determined as follows:

Actual OCF Performance as a Percentage of OCF Target	EIP Bonus Pool as a Percentage of Target Bonus Pool
85% or Less	50%
100%	100%
105%	120%
115%	170%
120% or Greater	200%

The OCF target for 2009 set by the Compensation Committee for the EIP was $1.825 billion, consistent with the Company’s operating plan presented by management to the Board of Directors in early 2009. After the end of the year, the Compensation Committee determined that the Company’s actual OCF for 2009 for purposes of the EIP was 92.5 percent of the performance target and that, based on linear interpolation between the 85 percent and 100 percent performance levels above in accordance with the EIP, the EIP bonus pool would be 75 percent of the target bonus pool. Actual 2009 OCF for purposes of the EIP was determined by adjusting the Company’s 2009 OCF for financial statement reporting purposes in accordance with adjustments specified in the EIP to account for events not contemplated by the Compensation Committee in setting the OCF target. Specifically, adjustments were made to mitigate the financial statement impact of acquisition related transaction costs, restructuring charges (net of stock-based compensation expense and non-cash items), and fluctuations in foreign exchange rates.

Under the EIP, an individual participant’s bonus was based 70 percent on the Company’s OCF for 2009 and 30 percent on individual performance as described below. Accordingly, each participant in the EIP for 2009 was eligible to receive 75 percent of the portion of his or her target bonus attributable to the Company performance component of the EIP.

The individual performance component of a participant’s bonus under the EIP is determined by the Compensation Committee with respect to executive officers of the Company and by management with respect to the other participants in the EIP. Factors considered by the Compensation Committee in determining the individual performance component include achievement of strategic operating objectives (which are noted below), and (for Named Executive Officers other than the Chief Executive Officer) the general recommendations and performance evaluations of the Chief Executive Officer. The members of the Compensation Committee also interact with all of the Named Executive Officers throughout the year and form their own views on the executives’ performance throughout the year, which helps inform their assessments of the Named Executive

Officers’ individual performance. Ms. Bartz became CEO at the beginning of 2009, and 2009 was a year of significant change for the Company requiring strong collaborative efforts and leadership across the senior management team to achieve the strategic objectives set by Ms. Bartz. Accordingly, for 2009, the Compensation Committee determined, with input from Ms. Bartz, that each of the Named Executive Officers should receive 75 percent of his or her EIP target bonus based on uniformly strong individual performance and team work in accomplishing, among others, the following strategic operating objectives of the Company in 2009: (1) restructured and reorganized the Company to position Yahoo! for its next growth phase; (2) reset Company priorities to focus and invest in products that users engage in the most and close down or divest products that did not drive user engagement; (3) with respect to user products, launched new home page, upgraded mail and messenger, introduced new mobile products and applications; (4) with respect to advertisers, introduced new ad products, upgraded platforms to drive better ROI for advertisers, and implemented ad quality, data and insight initiatives; and (5) negotiated and entered into the Search and Advertising Services and Sales Agreement with Microsoft Corporation and made significant progress towards obtaining regulatory clearance for the transaction in early 2010.

The Compensation Committee also determined that the overall payout percentage for 2009 under the EIP (75 percent of each Named Executive Officer’s target bonus opportunity) was appropriate because it was consistent with the 75 percent funding level under the Company’s management incentive bonus plan for 2009. While no Named Executive Officer participates in the Company’s management incentive bonus plan (as the plan is maintained by the Company for certain employees other than executive officers), the Compensation Committee believes that this consistency was appropriate for 2009 in light of the teamwork and contributions of management across the Company during 2009.

The table below provides the target bonus for each Named Executive Officer who participated in the EIP for 2009 and the executive’s final bonus amount.

	Target Bonus as a Percentage of Base Salary(1)	Target Bonus	Final Bonus
Carol Bartz	200%	$2,000,000	$1,500,000
Timothy R. Morse	100%	$500,000	$375,000
Hilary Schneider	100%	$600,000	$450,000
Aristotle Balogh	100%	$550,000	$412,500
Michael J. Callahan	75%	$315,000	$236,250

(1)	The target bonus for each of these was determined by the Compensation Committee, in its judgment, to be appropriate based on each executive’s experience and position, and general competitive practices.

In July 2009, Ms. Schneider received a special bonus of $80,000 in recognition of her efforts in connection with the Company’s signing of a binding letter agreement relating to the negotiation of the Search and Advertising Services and Sales Agreement with Microsoft Corporation. As noted in the Summary Compensation Table below, Ms. Schneider also received a special bonus payment of $583,333 in July 2009 as part of a retention arrangement provided by the Company in 2008 prior to her becoming an executive officer of the Company.

Mr. Morse received a $500,000 signing bonus in connection with the commencement of his employment with the Company in June 2009. The Compensation Committee believes that this signing bonus was important to induce Mr. Morse to accept employment with the Company and appropriate to compensate him for certain benefits from his prior employer that he would forfeit as a result of accepting employment with the Company.

Long-Term Incentive Equity Awards

In the past, the Company has relied on long-term incentive equity awards as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied to increasing the market value of our Company. The Company has historically made annual grants of stock options and restricted stock unit awards to align our executives’ interests with those of our shareholders, to promote executives’ focus on the long-term financial performance of the Company, and, through staggered grants with extended time-based vesting requirements, to enhance long-term retention. As described below, the Company restructured its equity award grant program for senior executives to include grants of restricted stock unit awards subject to performance-based vesting requirements.

In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance, and the executive’s expected future contributions and value to the Company. The Compensation Committee also considers, in its decision-making process, the executive’s historic total compensation, including prior equity grants and value realized from those grants, as well as the number and value of shares owned by the executive, the number and value of shares which continue to be subject to vesting under outstanding equity grants previously made to such executive, the quantity and type of equity incentives held by each executive relative to the other executive officers’ equity positions and their tenure, responsibilities, experience and value to the Company. No one factor is given any specific weighting and the Compensation Committee exercises its judgment to determine the appropriate size and mix of awards.

Stock Options. The Company has historically made a substantial portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of our common stock on the grant date. As a result, the Named Executive Officers will only realize actual, delivered compensation value if our shareholders realize value through stock price appreciation after the date of grant of the options. The stock options also function as a retention incentive for our executives as they generally vest in installments over a period of four years after the date of grant.

Restricted Stock Units. The Company also grants long-term incentive awards to Named Executive Officers in the form of restricted stock units that are subject to performance-based or time-based vesting requirements. Performance-based restricted stock units vest if certain performance goals established by the Compensation Committee are met and are thus designed to maximize the Company’s performance for a particular period. Time-based units that vest only if the executive continues employment with the Company provide a more predictive value and thus have value as a retention incentive. Vested performance-based and time-based restricted stock units are payable in shares of our common stock and thus, in each case, further link recipients’ interests with those of our shareholders. Under customary grant-date valuation principles, the grant-date value of a stock option is generally less than the grant-date value of a restricted stock unit covering an equal number of shares. Thus, fewer restricted stock units can be awarded (when compared with stock options) to convey the same grant-date value for these purposes. The Compensation Committee considers these distinctions to help minimize the dilutive effects of the awards on the Company’s shareholders generally.

2009 Annual Grants. In February 2009, the Compensation Committee approved grants of stock options and time-based and performance-based restricted stock units to each of the Named Executive Officers (other than Messrs. Yang, Morse and Jorgensen). In determining the levels for these grants, the Compensation Committee considered the factors identified above.

The awards of stock options and time-based restricted stock units granted to the Named Executive Officers in February 2009 are scheduled to vest over a four-year period. The performance-based restricted stock unit awards are generally scheduled to vest over a three-year period, with the vesting in each case being contingent on the Company’s achievement of performance goals established by the Compensation Committee and on the executive’s continued employment with the Company through the third-anniversary of the grant date. Each executive was granted two types of performance awards. The vesting of the first type of performance award is contingent on the Company’s achievement of annual financial performance goals established by the Compensation Committee. For the portion of the award eligible to vest based on Company performance in 2009, the Compensation Committee established a performance target for operating cash flow of $1.825 billion (the same goal as established for the EIP) and determined at the end of the year that the Company’s actual operating cash flow for 2009 was 92.5 percent of the performance target. Under the terms of the award, 75 percent of the units eligible to vest based on 2009 performance were credited to the executive and will vest if the executive’s employment with the Company continues through the third anniversary of the grant date. For the second type of performance award, the vesting of the restricted stock units is contingent on the Company’s achievement of certain levels of total shareholder return over the three-year period following the grant date relative to the returns for the NASDAQ 100 Index companies.

For each executive, the grant-date fair value of the stock options, the time-based restricted stock units and the two types of performance-based restricted stock units each comprised approximately 25 percent of the aggregate grant-date value (determined using customary grant-date valuation principles) of the executive’s entire award. The Compensation Committee believes this mixture of options and restricted stock units provides an appropriate combination of incentives and is consistent with the practices of the peer companies considered by the Compensation Committee.

Special 2009 Retention Stock Option Awards. On February 25, 2009, the Compensation Committee also approved special grants of stock options to Ms. Schneider, Mr. Balogh and Mr. Callahan. In the “Grants of Plan-Based Awards—2009” table, below, these special grants are identified separately from the options awarded to these executives that are referred to above (those that constituted approximately 25 percent of the grant-date value of the executive’s regular annual long-term incentive award). Taking into account the factors noted above, the Compensation Committee determined that these special awards were appropriate to provide additional retention incentives for these executives. Mr. Morse was not considered for a special award because he was not employed by the Company at the time of the grants. Ms. Bartz was not considered for a special award because she had recently joined the Company and received the long-term incentive equity awards provided for in her employment agreement.

New Hire Grant for Mr. Morse. In July 2009, the Compensation Committee approved grants of stock options and restricted stock units to Mr. Morse in connection with his commencing employment with the Company. These grants were negotiated with Mr. Morse in connection with his joining the Company and determined based on his experience and qualifications, as well as his expected responsibilities with the Company.

Grant Practices. The Compensation Committee has adopted procedures providing that new hire and retention equity awards may be made to employees, including executive officers, by the Compensation Committee only at regularly scheduled meetings on or around the 25th of each month except March, June, September and December. This schedule is designed so that awards are not granted during the period commencing on the first day of the last month of each quarter and ending two business days after the Company’s quarterly earnings release.

The Company does not have any program, plan or practice to time the grant of equity-based awards to our executives in coordination with the release of material non-public information. All equity grants are made under the Company’s stock plan, which is approved by the shareholders. The per share exercise price of stock options cannot be less than the closing sale price of the Company’s common stock on the grant date.

Severance and Change in Control Severance Benefits

The Company maintains two change-in-control severance plans (the “Change-in-Control Severance Plans”) that together cover all full-time employees of the Company, including each of the Named Executive Officers.

The Compensation Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction may create uncertainty regarding the continued employment of our executives and other key employees. The Change-in-Control Severance Plans are designed to help retain the Company’s employees, maintain a stable work environment and provide certain economic benefits to the employees in the event their employment is actually or constructively terminated in connection with a change in control of the Company. The material terms of the Change-in-Control Severance Plans are described below in the section entitled “Potential Payments upon Termination or Change in Control.”

Benefits under the Change-in-Control Severance Plans are provided only on a “double-trigger” basis, which means that there must be both a change in control of the Company and a termination of the participant’s employment in the circumstances described above. Furthermore, the plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid. The Board has the ability, subject to certain limitations, to terminate or amend the plans prior to a change in control.

Except as noted below, the Company does not maintain any other severance plan or program providing severance protections to the Named Executive Officers.

Under her employment agreement, Ms. Bartz would be entitled to severance benefits in the event of a termination of her employment by the Company without cause or by her for good reason, or due to her death or disability. These benefits were negotiated with Ms. Bartz. The Compensation Committee determined that it is appropriate to provide Ms. Bartz with severance benefits under these circumstances in light of her position with the Company, general competitive practices, and as part of her overall compensation package.

Mr. Morse is entitled to accelerated vesting of a portion of his initial award of restricted stock units if he is terminated by the Company without cause prior to the third anniversary of the grant date of such award. The Compensation Committee determined that this severance benefit was appropriate to induce Mr. Morse to accept the Company’s employment offer and to compensate him for the value of equity awards from his former employer that he forfeited by accepting such employment.

Recipients of long-term incentive equity awards are also entitled to limited severance protections with respect to awards granted prior to the applicable severance event. The Compensation Committee determined that these protections are consistent with general competitive practices and help maximize the retention benefits to the Company of the LTIP awards.

Material Compensation Committee Actions After Fiscal 2009

In February 2010, the Compensation Committee approved changes to the Company financial performance metric used for 2010 under the EIP and with respect to the restricted stock units that are eligible to vest based on the Company’s achievement of annual financial performance goals as described above. During 2009, the Company financial performance metric used for purposes of these programs was operating cash flow. The Compensation Committee determined that it would be appropriate to use operating income rather than operating cash flow to measure Company performance for purposes of these programs for 2010, as management has indicated that it will be using operating income rather than operating cash flow as its key profitability metric for 2010. Operating income includes certain key costs such as stock-based compensation expense, depreciation and amortization not otherwise taken into account under the operating cash flow measure. In addition, for 2010, if the operating income target is attained, the amount (if any) by which the Company’s revenue for 2010 exceeds a revenue performance target established by the Compensation Committee will also be a factor in determining 2010 bonus amounts under the EIP and the vesting of the financial performance-based restricted stock units granted in 2010. Adding the revenue goal creates an additional incentive, assuming the operating income measure is achieved, to drive growth through revenue generation. These programs will otherwise be on substantially the same terms as described above.

The Compensation Committee also approved amendments to the performance-based restricted stock units granted in 2009 to substitute these new financial performance metrics to determine vesting of such awards in 2010 and 2011. Operating cash flow was still used as the Company financial metric for determining the vesting of these restricted stock units in 2009. Since performance goals for 2010 and 2011 under these restricted stock units and for purposes of the EIP in 2010 had not been established at the time of these amendments, the changes did not result in any changes in pre-established goals. In addition, the Company’s restricted stock units that are eligible to vest based on the Company’s total shareholder return were not impacted by these changes.

Stock Ownership Program

As described above, the Company believes that in order to align the interests of our executive officers with those of our shareholders, executive officers should have a financial stake in the Company. The Company’s policy is that the Chief Executive Officer of the Company should own a minimum of 5,000 shares of Company common stock, and each of the other executive officers of the Company should own a minimum of 3,000 shares of Company common stock. Executive officers are required to retain 100 percent of any of their shares of restricted stock that become vested until such ownership levels have been achieved.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and certain of its other executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m). The Company believes that the realized gains on nonqualified stock options at the time of exercise are fully deductible under the terms of the Company’s shareholder-approved stock plan. In addition, the Company and the Compensation Committee generally structure performance-based grants of restricted stock units to qualify for deductibility in accordance with 162(m). The Company and the Compensation Committee may, however, from time to time approve compensation arrangements for our executive officers that may not satisfy the requirements of Section 162(m). For example, the EIP includes a payment floor that will result in minimum bonus payouts, even if the relevant performance goals are not achieved, for those participants who remain employed through the time of the bonus payouts. The Company’s annual cash bonuses under the EIP do not satisfy the requirements of Section 162(m) in light of this minimum payout provision. However, the Compensation Committee believes that the minimum payout provision is an important feature of the EIP to help ensure short-term retention.

Compensation Risk Assessment

The Company conducted a risk assessment of the Company’s compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee and its independent consultant, Frederic W. Cook & Co., Inc., also assessed the compensation arrangements for the Company’s executive officers and concluded that they do not encourage unnecessary or excessive risk-taking. In particular, the Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to ensure our executive performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. While the Company’s performance-based cash bonuses are based on the achievement of annual target goals, the amount of such bonuses are based on a percentage of salary, are capped under the bonus plans, and the bonus programs represent a small percentage of executives’ overall total compensation opportunities. The Compensation Committee and Company further have discretion under the bonus plans to reduce bonus payments based on individual performance. A significant portion of executive’s compensation is in the form of long-term incentive equity awards. Long-term incentive awards are generally made on an annual basis and are subject to a multi-year vesting schedule which helps ensure that award recipients always have significant value tied to long-term stock price performance.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis Section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis Section be included in this proxy statement.

Compensation Committee of the Board of Directors

Arthur H. Kern (Chair)

Frank J. Biondi, Jr.

Ronald W. Burkle

Summary Compensation Table—2007–2009

The following table presents 2007, 2008 and 2009 compensation information for each of the Named Executive Officers for the years they were executive officers of the Company. For an explanation of the amount of salary and bonus in proportion to total compensation, see “Compensation Discussion and Analysis—Executive Compensation Program Objectives and Overview.” Amounts shown under the headings “Stock Awards” and “Option Awards” in the table below present the aggregate grant date fair value of awards made each year (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award or by exercising a stock option). For information regarding the financial benefit, if any, realized by each Named Executive Officer upon vesting or exercise of equity awards in 2009, see “Option Exercises and Stock Vested—2009,” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Carol Bartz(6)	2009	969,872	0	12,974,722	29,169,334	1,500,000	N/A	2,615,345	47,229,273
Chief Executive Officer

Jerry Yang(7)	2009	1	0	0	0	N/A	N/A	0	1
Chief Yahoo and former Chief Executive Officer	2008	1	0	0	0	N/A	N/A	0	1
	2007	1	0	0	0	N/A	N/A	0	1

Timothy R. Morse(8)	2009	251,923	500,000	2,550,000	2,493,120	375,000	N/A	150	6,170,193
Executive Vice President and Chief Financial Officer

Blake Jorgensen(9)	2009	250,000	0	0	0	N/A	N/A	1,852,994	2,102,994
Former Chief Financial Officer	2008	487,500	250,000	0	0	N/A	N/A	4,175	741,675
	2007	261,058	405,000	3,468,450	3,779,990	N/A	N/A	4,025	7,918,523

Hilary Schneider( [1]0 )	2009	600,000	663,333	1,368,766	2,175,276	450,000	N/A	4,400	5,261,775
Executive Vice President, Yahoo! Americas

Aristotle Balogh( [1]1 )	2009	550,000	0	1,779,193	2,604,157	412,500	N/A	238,401	5,584,251
Executive Vice President, Products and Chief Technology Officer	2008	475,000	375,000	4,938,500	3,093,065	N/A	N/A	369,886	9,251,451

Michael J. Callahan	2009	420,000	0	1,368,766	1,895,656	236,250	N/A	4,377	3,925,049
Executive Vice President, General Counsel and Secretary	2008	405,000	157,500	0	0	N/A	N/A	4,175	566,675
	2007	351,250	225,000	2,757,500	2,577,735	N/A	N/A	4,175	5,915,660

(1)

As required by SEC rules, amounts in the column “Stock Awards” present the aggregate grant date fair value of restricted stock unit awards made each year computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 12—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2009 Form 10-K. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we would recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s disclosure rules require that we now present the 2008 and 2007 stock award and option award amounts above on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock award and option awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for the same persons in those same years. As a result, each such named executive officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for those years.

(2)	As described in the Compensation Discussion and Analysis above, the vesting of some of the performance-based restricted stock units granted in 2009 is subject in part to the Company’s achievement of certain financial performance goals during each of 2009, 2010 and 2011, with such goals being established at the beginning of each of these years. For accounting purposes each of these grants is treated as three separate annual grants and, accordingly, the “Stock Awards” column above reflects the grant date fair values of the one-third of the total number of restricted stock units subject to each such grant that were eligible to vest based on the Company’s financial performance goal for 2009, calculated based on the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. The following table presents the aggregate grant date fair value of these grants both (a) based on the probable outcome (determined as of the grant date) of the performance-based condition (i.e., assuming that the performance target established for 2009 would be achieved) and (b) assuming that the highest level of performance condition would be achieved.

	2009 Annual Financial Performance-based Restricted Stock Unit Awards
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Carol Bartz	674,211	1,348,422
Jerry Yang	N/A	N/A
Timothy R. Morse	N/A	N/A
Blake Jorgensen	N/A	N/A
Hilary Schneider	168,563	337,126
Aristotle Balogh	219,107	438,214
Michael J. Callahan	168,563	337,126

(3)	As required by SEC rules, amounts shown in the column “Option Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). For information on the valuation assumptions used in these computations, refer to Note 12—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2009 Form 10-K. As described in footnote (1) above, the amounts shown in this column for 2008 and 2007 are presented on a similar basis as the 2009 presentation using the grant date fair value of the awards as required under recent changes in the SEC rules and differ from the amounts reported in our Summary Compensation Table for those years.

(4)	Amounts in 2009 represent bonus payments under the Company’s Executive Incentive Plan earned in 2009 and paid in 2010. Jerry Yang does not participate in the Executive Incentive Plan. The Company did not maintain a non-equity incentive plan (as defined by the SEC) for executive officers during 2007 or 2008.

(5)	Amounts presented in the “All Other Compensation” column for 2009 include: for Ms. Bartz, payment of $2.5 million under the terms of her employment agreement (representing the cash portion of a make-whole award with a grant-date value of $10 million, payable 25 percent in cash and 75 percent in restricted stock, to compensate Ms. Bartz for forfeiture of certain benefits from her previous employer), payment of $109,945 in attorneys’ fees under the terms of her employment agreement, Company contributions under the Company’s 401(k) plan of $4,125, a matching payment of $1,000 to a charity designated by Ms. Bartz under the Company-sponsored charitable award program open to all U.S. employees and directors, and group term life insurance premiums valued at $275; for Mr. Morse, group term life insurance premiums valued at $150; for Mr. Jorgensen, a severance payment of $1.8 million, a payment of $48,719 upon termination of his employment for accrued vacation and floating holidays, Company contributions under the Company’s 401(k) plan of $4,125 and group term life insurance premiums valued at $150; for Ms. Schneider, Company contributions under the Company’s 401(k) plan of $4,125 and group term life insurance premiums valued at $275; for Mr. Balogh, a payment of $187,362 in connection with his relocation to the Sunnyvale, California area (as well as reimbursement of $50,739 for taxes incurred in connection therewith), and group term life insurance premiums valued at $300; and for Mr. Callahan, Company contributions under the Company’s 401(k) plan of $4,125 and group term life insurance premiums valued at $252.

(6)	Ms. Bartz commenced employment with the Company on January 13, 2009.

(7)	Mr. Yang resigned as Chief Executive Officer of the Company and returned to his former role as Chief Yahoo effective January 13, 2009.

(8)	Mr. Morse commenced employment with the Company on June 17, 2009. Pursuant to his employment letter agreement described below he received a sign-on bonus of $500,000.

(9)	Mr. Jorgensen’s employment with the Company ended on June 30, 2009.

(10)	Ms. Schneider became an executive officer of the Company on April 2, 2009. The amount reported in the “Bonus” column for 2009 includes a retention bonus of $583,333 and a bonus of $80,000 in recognition of her efforts in connection with our signing of a binding letter agreement regarding negotiation and execution of a search agreement with Microsoft Corporation.

(11)	Mr. Balogh commenced employment with the Company on February 6, 2008. Mr. Balogh has notified the Company that he has decided to leave the Company for personal reasons effective June 3, 2010.

Grants of Plan-Based Awards—2009

The following table presents all plan-based awards granted to the Named Executive Officers during fiscal year 2009. Amounts shown under the heading “Grant Date Fair Value of Stock and Option Awards” present the aggregate grant date fair value of the awards (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award or by exercising a stock option). For information regarding the financial benefit, if any, realized by each Named Executive Officer upon vesting or exercise of equity awards in 2009, see “Options Exercised and Stock Vested—2009,” below.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold (#)	Target (#)	Maximum (#)
Carol Bartz
Stock Options(2)	1/30/2009	1,666,667	N/A	5,000,000			11.73	27,179,167
Restricted Stock	1/30/2009				639,386			7,499,998
Stock Options—2009 annual grant	2/25/2009					355,870	12.48	1,990,167
Restricted Stock Units	2/25/2009				162,070			2,022,634
Restricted Stock Units(3)	2/25/2009	27,011	54,023	108,047				674,211
Restricted Stock Units	2/25/2009	81,035	162,070	324,140				2,777,880
Jerry Yang	N/A							0
Timothy R. Morse
Stock Options	7/27/2009					400,000	17.00	2,493,120
Restricted Stock Units	7/27/2009				150,000			2,550,000
Blake Jorgensen	N/A							0
Hilary Schneider
Stock Options—2009 retention grant	2/25/2009					300,000	12.48	1,677,720
Stock Options—2009 annual grant	2/25/2009					88,970	12.48	497,556
Restricted Stock Units	2/25/2009				40,520			505,690
Restricted Stock Units(3)	2/25/2009	6,753	13,507	27,013				168,563
Restricted Stock Units	2/25/2009	20,260	40,520	81,040				694,513
Aristotle Balogh
Stock Options—2009 retention grant	2/25/2009					350,000	12.48	1,957,340
Stock Options—2009 annual grant	2/25/2009					115,660	12.48	646,817
Restricted Stock Units	2/25/2009				52,670			657,322
Restricted Stock Units(3)	2/25/2009	8,778	17,557	35,113				219,107
Restricted Stock Units	2/25/2009	26,335	52,670	105,340				902,764
Michael J. Callahan
Stock Options—2009 retention grant	2/25/2009					250,000	12.48	1,398,100
Stock Options—2009 annual grant	2/25/2009					88,970	12.48	497,556
Restricted Stock Units	2/25/2009				40,520			505,690
Restricted Stock Units(3)	2/25/2009	6,753	13,507	27,013				168,563
Restricted Stock Units	2/25/2009	20,260	40,520	81,040				694,513

(1)	As required by SEC rules, these amounts present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising a stock option or vesting in a restricted stock or restricted stock unit award). For information on the valuation assumptions used in these computations, see Note 12—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2009 Form 10-K.

(2)	This award was granted pursuant to the terms of Ms. Bartz’s employment agreement. Subject to the provisions of the Notice of Stock Option Grant and Stock Option Agreement, each dated as of January 30, 2009, and the 1995 Stock Plan, this option becomes exercisable, if at all, based on the attainment of average closing prices for the Company’s Common Stock as reported on the NASDAQ Global Select Market (the “NASDAQ”) for twenty (20) consecutive trading days after the date of grant and prior to January 1, 2013 (or, if a Change in Control, as defined in Ms. Bartz’s employment agreement, occurs prior to January 1, 2013, the price of the Company’s Common Stock on the NASDAQ immediately preceding the closing of the Change in Control, even if such price is not maintained for twenty (20) consecutive trading days) (in either case, the “Average Price”) as follows: (i) one third of the option (equal to 1,666,667 Shares) will vest if the Average Price is equal to or greater than 150 percent of $11.73 (the “Exercise Price”), which was the fair market value of Yahoo! stock on the date of grant; (ii) an additional one sixth of the option (equal to 833,333 Shares) will vest if the Average Price is equal to or greater than 175 percent of the Exercise Price; (iii) an additional one sixth of the option (equal to 833,334 Shares) will vest if the Average Price is equal to or greater than 200 percent of the Exercise Price; (iv) an additional one twelfth of the option (equal to 416,666 Shares) will vest if the Average Price is equal to or greater than 225 percent of the Exercise Price; (v) an additional one twelfth of the option (equal to 416,666 Shares) will vest if the Average Price is equal to or greater than 250 percent of the Exercise Price; and (vi) an additional one sixth of the option (equal to 833,334 Shares) will vest if the Average Price is equal to or greater than 300 percent of the Exercise Price.

(3)	As described in the Compensation Discussion and Analysis above, the vesting of these restricted stock units is subject in part to the Company’s achievement of certain financial performance goals during each of 2009, 2010 and 2011, with such goals being established at the beginning of each of these years. For accounting purposes each of these grants is treated as three separate annual grants and, accordingly, the table above presents the one-third of the total number of restricted stock units subject to each grant that were eligible to vest based on the Company’s financial performance goal established for 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

In January 2009, the Company entered into an employment agreement with Ms. Bartz, our Chief Executive Officer. The initial term of the agreement is four years and may be extended by mutual agreement thereafter. The agreement provides that Ms. Bartz will receive an annual base salary of $1,000,000, subject to annual review for increases, and will be eligible to receive an annual bonus with a target amount of 200 percent of base salary and a maximum amount of two times the target amount. The actual amount of the annual bonus will be determined by the Compensation Committee based upon the performance of both the Company and Ms. Bartz for the relevant year. Provisions of Ms. Bartz’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under “—Equity-Based Awards” and “Potential Payments Upon Termination or Change in Control—Bartz Employment Agreement and Equity Awards,” respectively.

In June 2009, the Company entered into an employment letter agreement with Mr. Morse, our Executive Vice President and Chief Financial Officer. The agreement provides for an annual base salary of $500,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary. The agreement also provides for Mr. Morse to receive a signing bonus of $500,000. The agreement also provides for the awards of options and restricted stock units listed in the table above. The agreement is for at-will employment and does not provide a specified term.

In January 2008, the Company entered into an employment letter agreement with Mr. Balogh, our Executive Vice President, Products and Chief Technology Officer. The agreement provides for an annual base salary of $550,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary. The agreement also provides for Mr. Balogh to receive relocation assistance up to a maximum of $450,000. The agreement is for at-will employment and does not provide a specified term.

In August 2006, the Company entered into an employment letter agreement with Ms. Schneider, our Executive Vice President, Yahoo! Americas. The agreement provides for an initial annual base salary of $450,000, subject to annual review, and a target annual cash bonus equal to 100 percent of her base salary. The agreement is for at-will employment and does not provide a specified term. In April 2008, the Company entered into a retention arrangement with Ms. Schneider, which was amended in November 2008. Pursuant to the retention arrangement, Ms. Schneider received a bonus payment of $583,333 in July 2009.

Equity-Based Awards

Each of the equity-based awards reported in the “Grants of Plan-Based Awards—2009” table was granted under, and is subject to, the terms of our 1995 Stock Plan. The 1995 Stock Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 1995 Stock Plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 1995 Stock Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws.

Under the terms of the 1995 Stock Plan, if there is a change in control of Yahoo!, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that are vested at the time of the change in control (including options that become vested in connection with the change in control) generally must be exercised within 30 days after the optionee receives notice of the acceleration.

Stock Options. Upon commencing employment with the Company in January 2009, Ms. Bartz was granted a performance-based stock option. The option is eligible to vest based on the achievement of specified levels of stock price appreciation as described in footnote (2) to the “Grants of Plan Based Awards—2009” table, above. In February 2009, each of the Named Executive Officers (other than Messrs. Yang, Morse and Jorgensen) was granted a stock option as part of the Company’s 2009 annual grant process. Also in February 2009, each of Ms. Schneider and Messrs. Balogh and Callahan was granted a special retention award of stock options. Each of the February 2009 options is scheduled to vest in four equal annual installments following the date of grant. In July 2009, Mr. Morse was granted a stock option in connection with his commencing employment with the Company. This option is scheduled to vest as to 25 percent of the option on the first anniversary of Mr. Morse’s start date and as to the remaining 75 percent of the option in six semi-annual installments over the three-year period thereafter. Each of the options granted to the Named Executive Officers in 2009 has a per-share exercise price equal to the closing price of our common stock on the grant date and a maximum term of seven years.

Time-Based Stock Awards. Upon commencing employment with the Company in January 2009, Ms. Bartz was granted an award of restricted stock. The award was scheduled to vest in four quarterly installments with the last installment vesting in December 2009. Prior to the time the shares became vested, Ms. Bartz did not have the right to dispose of the restricted shares, but did have the right to vote the shares.

In February 2009, each of the Named Executive Officers (other than Messrs. Yang, Morse and Jorgensen) was granted an award of restricted stock units. Each of these awards is scheduled to vest in annual installments on each of the first four anniversaries of the grant date. In July 2009, Mr. Morse was granted an award of restricted stock units in connection with his commencing employment with the Company. The award is scheduled to vest as to 100 percent of the restricted stock units on the third anniversary of the grant date. Each of these restricted stock unit awards is payable in shares of the Company’s common stock on a one-for-one basis following the vesting date.

Performance-Based Stock Awards. In February 2009, each of the Named Executive Officers (other than Messrs. Yang, Morse and Jorgensen) was granted two awards of restricted stock units that were subject to both time-based and performance-based vesting conditions. The first performance award provides for the executive to be credited with a number of restricted stock units based on the Company’s financial performance during each of 2009, 2010 and 2011 in relation to performance goals established at the beginning of each year by the Compensation Committee, with the total number of units credited ranging between 0 percent and 200 percent of the target number of units subject to the award depending on the Company’s performance during the three-year performance period. The stock units credited to the executive based on Company performance will vest on the third anniversary of the grant date, subject to the executive’s continued employment or service with the Company through the vesting date. As noted above, this award is treated as three separate annual grants for accounting purposes and, accordingly, only the units eligible to vest based on the Company’s defined financial performance for 2009 are reflected in the tables above. As noted under “Executive Officer Compensation and Other Matters—Compensation Discussion and Analysis—Material Compensation Committee Actions After Fiscal 2009,” the performance metrics applicable to these awards for 2010 and 2011 were amended in early 2010.

The second award of performance-based restricted stock units provides that between 0 percent and 200 percent of the units subject to the award will vest based on the Company’s total shareholder return over the three-year period following the grant date relative to the other companies in the Nasdaq 100 index, subject to the executive’s continued employment or service with the Company through the vesting date.

Each of these restricted stock unit awards is payable in shares of the Company’s common stock on a one-for-one basis following the vesting date. For more information on the performance-based vesting requirements applicable to the stock unit awards granted to the Named Executive Officers in 2009, see the Compensation Discussion and Analysis above. Refer to the “Potential Payments upon Termination or Change in Control” section below for information on the severance and change in control provisions applicable to all equity-based awards granted to the Named Executive Officers in 2009.

Outstanding Equity Awards at Year-End—2009

The following table presents all outstanding equity awards held by the Named Executive Officers at the end of 2009. In each case, vesting is conditioned upon the Named Executive Officer’s continuous employment through the applicable vesting date.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Carol Bartz				1,666,667	(3)	11.73	1/30/2016
		355,870	(4)			12.48	2/25/2016
								162,070	(5)	2,719,535
											40,517	(6)	679,875
											81,035	(3)	1,359,767

Jerry Yang	500,000					4.62	10/2/2011
	800,000					8.23	12/11/2012

Timothy R. Morse		400,000	(7)			17.00	7/27/2016
								150,000	(8)	2,517,000

Blake Jorgensen(9)

Hilary Schneider	318,750	106,250	(10)			24.49	10/25/2013
		75,000	(11)			32.12	2/26/2014
	75,000	75,000	(12)			23.03	8/27/2014
		300,000	(4)			12.48	2/25/2016
		88,970	(4)			12.48	2/25/2016
								75,000	(13)	1,258,500
								40,520	(5)	679,926
											10,130	(6)	169,981
											20,260	(3)	339,963

Aristotle Balogh	159,375	265,625	(14)			28.22	2/26/2015
		350,000	(4)			12.48	2/25/2016
		115,660	(4)			12.48	2/25/2016
								16,667	(15)	279,672
								150,000	(16)	2,517,000
								52,670	(5)	883,803
											13,167	(6)	220,942
											26,335	(3)	441,901

Michael J. Callahan	7,500					95.88	3/21/2010
	34,000					52.75	7/11/2010
	82,500					30.00	10/13/2010
	78,750					20.58	12/10/2013
	65,000					37.08	12/16/2014
	100,000					34.75	2/1/2015
	30,000					40.68	12/20/2012
	198,000	132,000	(17)			31.59	5/31/2013
		150,000	(18)			32.12	2/26/2014
	75,000	75,000	(12)			23.03	8/27/2014
		250,000	(4)			12.48	2/25/2016
		88,970	(4)			12.48	2/25/2016
								50,000	(19)	839,000
								40,520	(5)	679,926
											10,130	(6)	169,981
											20,260	(3)	339,963

(1)	In accordance with the terms and conditions applicable to the award, each option generally is subject to earlier termination in connection with a termination of the award holder’s employment.

(2)	Value is based on the closing price of Yahoo! common stock of $16.78 on December 31, 2009, as reported on the NASDAQ Global Select Market.

(3)	Amount shown presents the threshold vesting level of a performance-based award.

(4)	25 percent of these securities became exercisable on February 25, 2010 and the remainder will become exercisable in equal annual installments thereafter through February 25, 2013.

(5)	25 percent of these restricted stock units vested on February 25, 2010 and the remainder will vest in equal annual installments thereafter through February 25, 2013.

(6)	As described in the Compensation Discussion and Analysis above, the vesting of these performance-based restricted stock units is subject in part to the Company’s achievement of certain financial performance goals during each of 2009, 2010 and 2011, with such goals being established at the beginning of each of these years. For accounting purposes each of these grants is treated as three separate annual grants and, accordingly, the table above presents the portion of the 2009 tranche that was credited for 2009 (after determining the Company’s achievement of the financial performance goal for 2009).

(7)	25 percent of these securities will become exercisable on June 17, 2010, and the remainder will become exercisable in equal semi-annual installments thereafter through June 17, 2013.

(8)	100 percent of these restricted stock units will vest on July 27, 2012.

(9)	Mr. Jorgensen held no outstanding equity awards at year-end 2009 as his employment with the Company ended on June 30, 2009.

(10)	50 percent of these securities became exercisable on March 18, 2010 and the remainder will become exercisable on September 18, 2010.

(11)	100 percent of these securities will become exercisable on February 26, 2011.

(12)	50 percent of these securities will become exercisable on each of August 27, 2010 and August 27, 2011.

(13)	33.3 percent of these restricted stock units vested on April 25, 2010 and the remainder will vest in equal annual installments thereafter through April 25, 2012.

(14)	20 percent of these securities became exercisable on February 6, 2010, and the remainder will vest in equal semi-annually installments thereafter through February 6, 2012.

(15)	50 percent of these securities became exercisable on February 26, 2010 and the remainder will become exercisable on February 26, 2011.

(16)	66.6 percent of these restricted stock units vested on February 26, 2010, and the remainder will vest on February 26, 2011.

(17)	100 percent of these securities will become exercisable on May 31, 2010.

(18)	100 percent of these securities will become exercisable on February 26, 2011.

(19)	100 percent of these restricted stock units vested on February 26, 2010.

Option Exercises and Stock Vested—2009

The following table presents all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Carol Bartz	0	0	639,386	10,070,330
Jerry Yang	0	0	0	0
Timothy R. Morse	0	0	0	0
Blake Jorgensen	0	0	0	0
Hilary Schneider	0	0	200,000	3,267,250
Aristotle Balogh	0	0	8,333	108,162
Michael J. Callahan	0	0	123,000	1,902,820

(1)	In the case of stock awards, the value realized equals the fair market value of Yahoo! common stock on the vesting date, multiplied by the number of shares/units that vested.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 1995 Stock Plan.

Bartz Employment Agreement and Equity Awards

Ms. Bartz’s employment agreement, described above under the heading “Employment Agreements,” provides for certain benefits to be paid to Ms. Bartz in connection with a termination of her employment with the Company under the circumstances described below.

Under her employment agreement, if Ms. Bartz’s employment is terminated during the term of the agreement by the Company without cause or by Ms. Bartz for good reason (as such terms are defined in the agreement), Ms. Bartz will be entitled to:

(a)	a lump-sum payment equal to one times her base salary and target bonus;

(b)	an additional prorated bonus for the year in which the termination occurs;

(c)	potential vesting of a pro-rata portion of the stock option she received in January 2009 upon commencing employment with the Company based on achievement of the stock price levels and a service fraction with a numerator equal to actual months of service plus 12 months and a denominator of 48 months;

(d)	treatment of other grants during the term of the agreement, including annual grants, in accordance with their terms but with a minimum pro-rata vesting based on service during the vesting period (plus credit for an additional 12 months of service with respect to the grants of stock options and restricted stock units she received in February 2009); and

(e)	an exercise period for her outstanding and vested options of 12 months after termination.

The terms of her equity award agreements further provide that, in the situation described above:

(f)	with respect to the award of performance-based restricted stock units granted to Ms. Bartz in February 2009 that vest based on the Company’s financial performance each year, any stock units that were credited to Ms. Bartz based on the Company’s performance for the year in which the termination occurs and for any prior year would vest, and the remainder of the award would be held open and she would be entitled to pro rata vesting as to any units credited based on Company performance for the year following the year in which the termination occurs; and

(g)	with respect to the award of performance-based restricted stock units granted to Ms. Bartz in February 2009 that vest based on total shareholder return, the award would be held open until the end of the three-year performance period, and she would be entitled to pro rata vesting as described in clause (d) above as to the number of units that vest based on the Company’s total shareholder return over the performance period.

If Ms. Bartz’s employment is terminated during the term of the agreement due to death or disability, she would be entitled to receive all of the above other than the lump-sum payment of one times her base salary and target bonus.

If the Company terminates Ms. Bartz’s employment at the end of or at any time after the term of her employment agreement and other than for cause, Ms. Bartz’s equity awards that are granted during the term of her employment agreement will be treated in the same manner described in clause (d) above.

If, at or within two years after a change in control (as defined in the agreement) that occurs during the term of the employment agreement, Ms. Bartz’s employment is terminated by the Company without cause or by

Ms. Bartz for good reason, she will receive the same payments, benefits and treatment as described in the preceding paragraphs with respect to a termination without cause or for good reason, except that: (a) the lump-sum payment will be equal to two times her base salary and target bonus, and (b) the grants of stock options and restricted stock units she received in February 2009 will fully vest (with performance-based grants vesting on the basis of actual performance for past periods and at target for future periods). Ms. Bartz is also entitled to the same payments, benefits and treatment if her employment is terminated without cause or for good reason after the execution of an agreement that, if consummated, would result in a change in control, provided that such change in control actually occurs.

Ms. Bartz’s right to receive the severance benefits described above is subject to her executing a release of claims in favor of the Company. Ms. Bartz would not be entitled to any tax gross-ups in the event of a change in control, but may voluntarily have her benefits reduced if the reduction would result in her receiving a higher after-tax amount.

Ms. Bartz and her eligible dependents are generally entitled to continued coverage under the Company’s health plans after a termination of Ms. Bartz’s employment, provided that Ms. Bartz pays the full cost of the continued coverage.

Change in Control Severance Plans

As noted above in the section entitled “Compensation Discussion and Analysis,” the Compensation Committee maintains two Change in Control Severance Plans that, together, cover all full-time employees of the Company, including each of the Named Executive Officers currently employed with the Company.

The Change in Control Severance Plans provide that if an eligible employee’s employment with the Company is terminated by the Company without “cause” or by the employee for “good reason” (as these terms are defined in the applicable Change in Control Severance Plan) within one year after a change in control of the Company, the employee will generally be entitled to receive the following severance benefits:

•

Continuation of the employee’s annual base salary, as severance pay, over a designated number of months following the employee’s severance date. The number of months will range from four months to 24 months, depending on the employee’s job level.

•

Reimbursement for outplacement services for 24 months following the employee’s severance date, subject to a maximum reimbursement that ranges from $3,000 to $15,000, depending on the employee’s job level.

•	Continued medical group health and dental plan coverage for the period the employee receives severance pay.

•

Accelerated vesting of all stock options, restricted stock units and any other equity-based awards previously granted or assumed by the Company and outstanding as of the severance date, unless otherwise set forth in the applicable award agreement for grants or awards made after February 12, 2008.

The number of months used to calculate the severance benefit under the Change in Control Severance Plans for each Named Executive Officer is 24 months and the outplacement benefit applicable to each Named Executive Officer is $15,000. The plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid.

Each eligible employee will be entitled to the greater of (a) the benefits payable to him or her under the Change in Control Severance Plans or (b) the benefits payable under any negotiated severance agreement between such employee and the Company (if applicable).

Payment of the foregoing severance benefits is conditioned upon the employee’s execution of a release of claims in favor of the Company and compliance with the employee’s confidentiality, proprietary information and assignment of inventions obligations to the Company.

A “change in control” would generally be triggered under the Change in Control Severance Plans by a person or group of persons acquiring more than 40 percent of the Company’s voting stock, consummation of certain mergers and other transactions where the Company’s shareholders owned less than 50 percent of the surviving entity, a liquidation of the Company, or consummation of a sale of all or substantially all of the Company’s assets. A sale of the Company’s search business would not constitute a change in control.

Equity Awards

As noted above, the vesting of outstanding awards under the 1995 Stock Plan held by the Named Executive Officers may accelerate in connection with a change in control of the Company. Ms. Bartz’s employment agreement also provides for accelerated vesting of her equity awards on certain terminations of her employment as described above.

With respect to the stock options and time-based and performance-based restricted stock unit awards granted to Ms. Schneider and Messrs. Balogh and Callahan in February 2009, the executive will be entitled to full acceleration of his or her outstanding and unvested awards if, within 12 months following a change in control of the Company, the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the applicable award agreements). In addition, the performance-based stock unit awards may partially vest if the executive’s employment is terminated by the Company without cause or due to the executive’s death or disability prior to a change in control as follows: (a) as to the performance stock units that vest based on the Company’s total shareholder return over the three-year performance period and provided that the termination of employment occurs between 18 and 36 months after the award is granted, the number of units that vest at the end of the three-year period based on performance will be prorated based on the executive’s period of service over the performance period; and (b) as to the performance stock units that vest based on the Company’s annual financial performance, any units credited to the executive based on performance for any year prior to the year in which the termination occurs will vest, and the remainder of the award will generally terminate.

With respect to the award of 150,000 restricted stock units granted to Mr. Morse in July 2009, his employment agreement provides that if his employment is terminated by the Company without cause (as defined in the agreement) prior to the first anniversary of his employment start date, the award will vest as to one-third of the units covered by the award. If his employment is terminated by the Company without cause between the first and third anniversaries of his employment start date, the award will vest on a pro-rata basis.

Estimated Severance and Change in Control Benefits

Severance Benefits. The following table presents the Company’s estimate of the amount of the benefits to which Ms. Bartz and Mr. Morse would have been entitled had their employment been terminated by the Company without cause or by the executive for good reason (as such terms are defined in their respective employment agreements and other than in connection with a change in control of the Company) on December 31, 2009.

Name	Cash Severance ($)	Equity Acceleration ($)(1)		Total ($)
Carol Bartz	4,500,000	2,804,763	(2)	7,304,763	(2)
Tim Morse	0	839,000		839,000

(1)

This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $16.78 (the closing price of the Company’s common stock on December 31, 2009) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and restricted stock unit awards, this value is calculated by multiplying $16.78 by the number of shares or units subject to the accelerated portion of the award.

(2)	In addition, Ms. Bartz would remain eligible for future vesting of the following amounts based on the Company’s performance after the hypothetical December 31, 2009 termination: (A) as to the performance-based stock options awarded to Ms. Bartz on January 30, 2009 (which are subject to vesting in tranches based on the Company’s stock-price performance), one-half of each tranche of options that had not yet vested would be cancelled and the other half would, until December 31, 2012, continue to be eligible to vest in accordance with the vesting schedule described in note 2 to the “Grants of Plan-Based Awards—2009” table, above, but the exercise deadline for any portion of the option that vests (whether before or after termination of Ms. Bartz’s employment) would be December 31, 2010 or, with respect to any portion of the option vesting within ninety (90) days prior to December 31, 2010 or at any time thereafter, ninety (90) days after the applicable vesting date; (B) as to the restricted stock units awarded to Ms. Bartz on February 25, 2009 that vest based on the Company’s annual financial performance, a target number of 54,023 units would remain outstanding and on December 31, 2010 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s 2010 financial performance; and (C) as to the restricted stock units awarded to Ms. Bartz on February 25, 2009 that vest based on the Company’s three-year total stockholder return relative to that of the Nasdaq 100, a target number of 103,544 units would remain outstanding and in 2012 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s relative total stockholder return over the three years ending February 25, 2012.

Change in Control Severance Benefits. The following table presents the Company’s estimate of the amount of the severance benefits to which each of the Named Executive Officers who are currently employed with the Company would be entitled under the arrangements described above if his or her employment terminated under the circumstances described above within one year after a change in control (or, in Mr. Bartz’s case, in connection with or within two years after a change in control) of the Company, and assuming for purposes of this illustration that the termination of employment occurred on December 31, 2009 and further assuming that all equity awards actually outstanding on December 31, 2009 had been continued by the surviving corporation.

Name	Cash Severance ($)	Continuation of Health Benefits ($)	Outplacement Benefits ($)	Equity Acceleration ($)(1)		Total ($)
Carol Bartz(2)	7,500,000	0	0	9,688,845	(3)	17,188,845	(3)
Jerry Yang	2	33,496	15,000	0		48,498
Timothy R. Morse(2)	0	0	0	2,517,000		2,517,000
Hilary Schneider	1,200,000	33,496	15,000	4,970,848		6,219,344
Aristotle Balogh	1,100,000	33,496	15,000	7,450,418		8,598,914
Michael J. Callahan	840,000	33,496	15,000	4,336,348		5,224,844

(1)	This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $16.78 (the closing price of the Company’s common stock on December 31, 2009) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and restricted stock unit awards, this value is calculated by multiplying $16.78 by the number of shares or units subject to the accelerated portion of the award.

(2)	The Change in Control Severance Plan provides that an executive will be entitled to the greater of (a) the benefits payable to him or her under the Change in Control Severance Plan or (b) the benefits payable under any individually negotiated agreement. For Ms. Bartz and Mr. Morse, the table reflects the severance benefits provided under their respective individually negotiated agreements.

(3)	In addition, as to the performance-based stock options awarded to Ms. Bartz on January 30, 2009 (which are subject to vesting in tranches based on the Company’s stock-price performance), one-half of each tranche of options that had not yet vested would be cancelled and the other half would, until December 31, 2012, continue to be eligible to vest based on the stock-price of the surviving company in accordance with the vesting schedule described in note 2 to the “Grants of Plan-Based Awards—2009” table, above (with the vesting schedule’s share amounts and stock prices having been adjusted in connection with the change-in-control in the same manner as other outstanding Company awards), but the exercise deadline for any portion of the option that vests (whether before or after termination of Ms. Bartz’s employment) would be December 31, 2010 or, with respect to any portion of the option vesting within ninety (90) days prior to December 31, 2010 or at any time thereafter, ninety (90) days after the applicable vesting date.

Jorgensen Separation Agreement

In May 2009, the Company entered into a separation agreement with Mr. Jorgensen in connection with his resignation as the Company’s Chief Financial Officer. Under the agreement, Mr. Jorgensen received a lump sum severance payment of $1.8 million and 12 months of Company-paid medical coverage for him and his eligible dependents. The agreement includes certain covenants by Mr. Jorgensen in favor of the Company and his general release of claims against the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) consists of four non-employee directors, Susan M. James, as chair, John H. Chapple, Vyomesh Joshi and Gary L. Wilson, each of whom the Board has determined to be an independent director under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available on our website, www.yahoo.com. From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Audit Committee Charter.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (“independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2009, the Audit Committee met with the Company’s independent auditors, the senior members of the Company’s financial management team and the Company’s head of internal audit in separate private sessions to discuss any matters that the Audit Committee, the independent auditors, the head of internal audit or senior members of the Company’s financial management team believed should be discussed privately with the Audit Committee. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s 2009 Annual Report on Form 10-K. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited consolidated financial statements, representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s 2009 Annual Report on Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors,

Susan M. James (Chair)

John H. Chapple

Vyomesh Joshi

Gary L. Wilson

FEES FOR SERVICES RENDERED BY INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Set forth below are approximate fees (in millions) for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2009 and 2008:

	2009	2008
Audit Fees(1)	$7.5	$8.6
Audit-Related Fees(2)	0.4	0.3
Tax Fees(3)	2.3	1.2
All Other Fees	—	—

Total	$10.2	$10.1

(1)	Aggregate audit fees consist of fees billed or accrued for professional services rendered for the audit of Yahoo!’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

(2)	Audit-related fees consist of fees for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Yahoo!’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees for services rendered during the fiscal year for professional services related to federal, state and international tax compliance and planning, tax advice, assistance with tax audits and appeals and advice related to mergers and acquisitions.

The Audit Committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, no later than the end of the first quarter of the fiscal year, (i) the independent registered public accounting firm will submit to the Audit Committee for approval the terms, fees and conditions of the Company’s engagement of an independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements, to attest to the Company’s internal control over financial reporting for the applicable fiscal year and to review the Company’s interim financial statements and (ii) management and the independent registered public accounting firm will jointly submit to the Audit Committee for approval a written pre-approval request of additional audit and non-audit services to be performed for the Company during the year, including a maximum fee amount or budgeted range of fees for each category of service outlined in such request. The Audit Committee has designated the Audit Committee Chair (currently Ms. James) to have the authority to pre-approve interim requests for additional permissible services that were not contemplated in the engagement letter or annual pre-approval request. The Audit Committee Chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the following Audit Committee meeting.

All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2009 and December 31, 2008 were pre-approved by the Audit Committee.

RELATED PARTY TRANSACTION POLICY

Our Board of Directors has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve (or disapprove) and disclose, if necessary, any transaction or series of transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the Board, each executive officer, any nominee for director, any security holder known to the Company to own of record or beneficially 5 percent or greater of any class of its voting securities or any immediate family member of any of the foregoing persons.

Once a related party transaction has been identified, the Audit Committee or another independent committee of the Board of Directors must review the transaction for approval or ratification, provided, however, that if in the Corporate Secretary’s judgment the related party transaction falls within one of the Audit Committee’s pre-approved categories, it need not be presented to the Audit Committee, but shall be deemed to have been approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee or other independent committee, as applicable, may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would interfere with the ability of a director or executive officer to act in the best interest of the Company and its shareholders; and

•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.

No director may participate in any discussion, approval or ratification of a transaction in which he or she is a related person, except that the director shall provide all material information or other requested information concerning the transaction to the Audit Committee or such other designated independent committee for purposes of its review and may respond to reasonable questions from the Audit Committee or other independent committee, as applicable.

LEGAL PROCEEDINGS

On June 14, 2007, a stockholder derivative action was filed in the U.S. District Court for the Central District of California by Jill Watkins against members of the Board and selected officers. The complaint filed by the plaintiff alleged breaches of fiduciary duties and corporate waste, similar to the allegations in the former Brodsky/Hacker class action litigation relating to stock declines during the period from April 2004 to July 2006, and alleged violation of Section 10(b) of the Exchange Act. On July 16, 2009, the plaintiff Watkins voluntarily dismissed the action against all defendants without prejudice. On July 17, 2009, plaintiff Miguel Leyte-Vidal, who had previously substituted in as plaintiff prior to the dismissal of the federal Watkins action, re-filed a shareholder derivative action in Santa Clara County Superior Court against members of the Board and selected officers. The Santa Clara County Superior Court derivative action purports to assert causes of action on behalf of the Company for violation of specified provisions of the California Corporations Code, for breaches of fiduciary duty regarding financial accounting and insider selling and for unjust enrichment.

Plaintiff Congregation Beth Aaron voluntarily dismissed an action filed in Santa Clara County Superior Court and on December 3, 2008 re-filed in the U.S. District Court for the Northern District of California alleging claims for breach of fiduciary duty and corporate waste in connection with Yahoo!’s consideration of proposals by Microsoft Corporation to purchase all or a part of Yahoo! in 2008, adoption of severance plans, and the June 12, 2008 agreement between Google Inc. and Yahoo!. Plaintiff filed an amended complaint on February 20, 2009. The complaint also alleges claims under Section 14(a) of the Exchange Act for alleged false statements or omissions in Yahoo!’s June 9, 2008 proxy statement regarding the severance plans and for control person liability under Section 20(a) of the Exchange Act, and also alleges that the defendants’ decision to settle similar Microsoft-related Delaware lawsuits constituted an independent breach of fiduciary duty. The complaint seeks unspecified compensatory damages, injunctive relief, and an award of plaintiffs’ attorneys’ fees and costs. On June 15, 2009, the Court granted defendants’ motion to dismiss all of Congregation Beth Aaron’s claims without leave to amend, which the Congregation has since appealed to the U.S. Court of Appeals for the Ninth Circuit.

NO INCORPORATION BY REFERENCE

In Yahoo!’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

OTHER MATTERS

The Board of Directors has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to submit your proxy as soon as possible by following the instructions provided in the Notice of Internet Availability or in the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials by mail.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being made available to shareholders by its authority.

By Order of the Board of Directors,

Michael J. Callahan

Executive Vice President, General Counsel

and Secretary

Sunnyvale, California

April 29, 2010

YAHOO! INC.

1996 DIRECTORS’ STOCK PLAN

(as amended and restated June 24, 2010)

1. Purposes of the Plan. The purposes of this 1996 Directors’ Stock Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

Subject to approval of the amendments to the Plan reflected in this document by the Company’s stockholders at the Company’s 2010 Annual Meeting of stockholders, this version of the Plan is effective on and after the Effective Date, and Awards granted on or after the Effective Date shall be made under this version of the Plan and not under the Plan as previously in effect. For the terms and conditions of the Plan applicable to Awards granted under the Plan before the Effective Date (except as expressly provided herein), refer to the version of the Plan in effect as of the date such Award was granted.

2. Definitions. As used herein, the following definitions shall apply:

“Annual Meeting” means the annual meeting of the Company’s stockholders for the applicable year. If more than one such meeting occurs for a particular year, the Annual Meeting for that year means only the first such meeting for that year. In the event that an Annual Meeting for a particular year is adjourned, the date of the Annual Meeting for that year for purposes of the Plan shall be the date that corresponds to the portion of Annual Meeting at which Directors were elected.

“Applicable Laws” means any legal requirements of all state and federal laws, including without limitation securities laws and the Code, relating to the administration of stock incentive plans such as the Plan.

“Award” means an award of Options or Restricted Stock Units (each as defined below).

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company.

“Company” means Yahoo! Inc., a Delaware corporation.

“Continuous Service as a Director” means the absence of any interruption or termination of service as a Director.

“Director” means a member of the Board.

“Director Fees” means the amount of all compensation payable to a Director for services as a member of the Board (including service on any Board committee) that, but for any election made by such Director to receive such compensation in the form of an Award under Section 11 of the Plan, would have been payable in cash to such Director.

“Effective Date” means the date of the 2010 Annual Meeting.

“Employee” means any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of compensation by the Company for service as a Director does not, alone, constitute “employment” of the Director by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange or a national market system including without limitation the Nasdaq Global Market and Nasdaq Global Select Market, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or system on the date of determination (if for a given day no sales were reported, the closing sales price for a share of Common Stock for the next preceding day on which sales of Common Stock were reported shall be used), as such price is reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)	If the Common Stock is listed on the Nasdaq Stock Market (but not on the Nasdaq Global Market or Nasdaq Global Select Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

“Option” means a stock option granted pursuant to the Plan. All Options shall be nonstatutory stock options (i.e., options that are not intended to qualify as incentive stock options under Section 422 of the Code).

“Outside Director” means a Director who is not an Employee.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” means an Outside Director who receives an Award.

“Plan” means this 1996 Directors’ Stock Plan (formerly known as the “1996 Directors’ Stock Option Plan”).

“Restricted Stock Unit” means the right to receive one Share, subject to the terms and conditions hereof.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Total Disability” means a total and permanent disability within the meaning of Section 22(e)(3) of the Code.

“Vesting Date” with respect to a particular Award granted pursuant to Section 4(b)(ii) means the last day of each of the four three-month periods following the date on which the Award is granted; provided, however, that the fourth such “Vesting Date” as to the Award shall be the first to occur of the first anniversary of the date of grant of the Award or the day before the Annual Meeting for the calendar year following the year in which the Award is granted.

3. Stock Subject to the Plan.

(a)	Share Limits. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan (including Shares issued before the Effective Date) is 8,800,000 Shares (the “Pool”) of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares issued in payment of any Restricted Stock Units granted under the Plan shall be counted against the Pool as 1.75 shares for every one Share actually issued in payment of such Restricted Stock Units. (For example, if 100 Shares were issued in payment of Restricted Stock Units granted under the Plan, 175 Shares shall be charged against the Pool in connection with that payment.)

(b)	Reissue of Shares. To the extent that an Award is settled in cash or a form other than Shares, the Shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Shares available for issuance under the Plan. In the event that shares of Common Stock are delivered in respect of a Dividend Equivalent right granted under the Plan, only the actual number of shares delivered with respect to the Award shall be counted against the share limits of the Plan. (For purposes of clarity, if 1,000 Dividend Equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Pool.) In connection with the exercise of an Option, the number of underlying Shares as to which the exercise relates shall be counted against the applicable Share limits under Section 3(a), as opposed to only counting the Shares actually issued. (For purposes of clarity, if an Option relates to 100,000 Shares and is exercised in full at a time when the net number of Shares due to the Participant (after any netting of Shares to cover the exercise price and/or tax withholding) is 15,000 Shares, 100,000 Shares shall be counted against the Pool with respect to such exercise.) Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for subsequent Awards under the Plan.

4. Administration of and Grants of Awards Under the Plan.

(a)	Administrator. Except as otherwise required herein, the Plan shall be administered by the Board.

(b)	Procedure for Grants. Except as provided in Section 11, all grants of Awards hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

(i)	Subject to the Board’s amendment authority pursuant to Section 15(a), no person shall have any discretion to select which Outside Directors shall be granted Awards or to determine the number of Shares to be covered by Awards granted to Outside Directors.

(ii)	On the date of each Annual Meeting of the Company’s Stockholders which occurs on or after the Effective Date and immediately following which an Outside Director is serving on the Board, such Outside Director shall be automatically granted an Award of a number of Restricted Stock Units determined by dividing (A) $220,000 by (B) the Fair Market Value of the Common Stock on the date of grant, such number to be rounded down to the nearest whole number of Restricted Stock Units.

(iii)	In addition, each Outside Director who first becomes an Outside Director at any time on or after the Effective Date and other than in connection with an Annual Meeting shall be automatically granted, on the date he or she first becomes an Outside Director, an Award of a number of Restricted Stock Units determined by multiplying (A) the quotient obtained by dividing $220,000 by the Fair Market Value of the Common Stock on the date of grant, by (B) a fraction, the numerator of which shall be the number of days remaining in the 365-day period following the most recent Annual Meeting, and the denominator of which shall be 365 (but in no event shall such fraction be greater than one (1)), such number to be rounded down to the nearest whole number of Restricted Stock Units; provided, however, that an Outside Director shall not be eligible to receive an Award pursuant to this Section 4(b)(iii) if he or she was an Employee at any time during the six (6) month period ending with the date on which he or she first became an Outside Director.

(iv)	Notwithstanding the provisions of subsections (ii) and (iii), in the event that the automatic grant of one or more Awards on any given date pursuant to either such subsection would cause the number of Shares subject to outstanding Awards plus the number of Shares previously delivered in respect of Awards granted under the Plan to exceed the Pool, then the number of Shares to be subject to any Award granted on such date shall be determined by multiplying (A) the total number of Shares remaining available under the Plan before giving effect to any Award grants on such date, by (B) a fraction, the numerator of which shall be the number of Shares that would otherwise be subject to such Award pursuant to subsection (ii) or (iii) hereof, as applicable, and the denominator of which shall be the number of Shares that would otherwise be subject to all Awards automatically granted on such date pursuant to such subsection. Any further automatic grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Awards previously granted hereunder.

(v)	Any Restricted Stock Unit Award granted under subsection (ii) shall become non-forfeitable in installments as to one-fourth of the Restricted Stock Units subject to the Award on each Vesting Date applicable to the Award. Any Restricted Stock Unit Award granted under subsection (iii) shall become non-forfeitable in a number of installments equal to the number of Vesting Dates (determined with reference to the Awards granted under subsection (ii) at the last Annual Meeting to occur) from the date of grant of such Award through and including the next Annual Meeting, with a portion of the Award (determined by dividing the total number of Restricted Stock Units subject to the Award by the number of such installments) to become non-forfeitable on each such Vesting Date. All Restricted Stock Unit Awards granted hereunder shall be paid in accordance with Section 10 of the Plan. In addition, each Award granted under the Plan that is outstanding and unvested on the Effective Date shall continue to vest as otherwise scheduled pursuant to the terms of the Plan as in effect at the time such Award was granted; provided, however, that as to any such Award that was previously granted in connection with an Annual Meeting (as opposed to the date the recipient first became an Outside Director), the fourth and final installment of the Award shall vest on the first to occur of the first anniversary of the date of grant of the Award or the day before the Annual Meeting for the calendar year following the year in which the Award is granted, provided that the recipient of the Award serves on the Board until the applicable vesting date.

(vi)	The Board may at any time prospectively change the timing, grant levels, vesting and other provisions of the automatic grants provided in this Section 4(b) without stockholder approval. For avoidance of doubt, the Board may provide on a prospective basis for such automatic grants to consist of Options only, Restricted Stock Unit Awards only, or a combination of Options and Restricted Stock Unit Awards on such terms and conditions, subject to the share limits of Section 3 and the other express limits of the Plan, as may be established by the Board.

(c)	Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with the provisions hereof, the Fair Market Value of the Common Stock; (ii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted hereunder; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board has discretion to accelerate the vesting of any or all Awards granted under the Plan in such circumstances as it, in its discretion, deems appropriate.

(d)	Effect of Board’s Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants and any other holders of any Awards granted under the Plan.

(e)	Suspension or Termination of Award. If the Board reasonably believes that a Participant has committed an act of misconduct, the Board may suspend the Participant’s right to exercise any Option or otherwise receive any Shares or other payment in respect of any Award granted to such Participant pending a determination by the Board. If the Board (excluding the Participant accused of such misconduct) determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise or receive payment of any Award whatsoever. In making such determination, the Board shall act fairly and shall give the Participant an opportunity to appear and present evidence on the Participant’s behalf at a hearing before the Board or a committee of the Board.

5.	Eligibility. Awards may be granted only to Outside Directors. Except as provided in Section 11, all Awards shall be automatically granted in accordance with the terms set forth in Section 4(b) hereof. An Outside Director who has been granted an Award may, if he or she is otherwise eligible, be granted an additional Award or Awards in accordance with such provisions. The Plan shall not confer upon any Outside Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

6.	Term of Plan. The Plan shall continue in effect until September 1, 2019 unless sooner terminated under Section 15 of the Plan.

7.	Term of Options. The term of each Option shall be seven (7) years from the date of grant thereof.

8.	Option Exercise Price and Consideration.

(a)	Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(b)	Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of cash, check, other Shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised (which, if acquired from the Company, shall have been held for at least six months), delivery of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, or any combination of such methods of payment and/or any other consideration or method of payment as shall be permitted under applicable corporate law.

9.	Exercise of Option.

(a)	Procedure for Exercise; Rights as a Stockholder. Except as provided in Section 11(a), any Option granted hereunder shall be exercisable at such times as are set forth in Section 4(b) hereof. An Option may not be exercised for a fraction of a Share. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company (or such other administrative exercise procedures as the Board may implement from time to time have been completed) by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 8(b) hereof. Until such Shares are actually issued to and held of record by the Participant, the Participant shall have no right to vote or receive dividends or any other rights as a stockholder with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date such Shares are issued, except as provided in Section 13. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)	Accelerated Vesting on Death or Disability. If the Outside Director ceases to serve as a Director due to the Director’s death or Total Disability, his or her Options, to the extent then outstanding and unvested, shall be fully vested and exercisable as of the date of such cessation of service.

(b)	Termination of Status as a Director. If an Outside Director ceases to serve as a Director for any reason, he or she may, but only within one (1) year after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination (after giving effect to any acceleration of vesting that may apply in the circumstances). Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that an Outside Director was not entitled to exercise an Option at the date of such termination, or does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

10.	Restricted Stock Units.

(a)	Lapse of Restrictions; Termination of Service. Subject to this Section 10(a) and except as otherwise provided in Section 11(b), any Award of Restricted Stock Units granted hereunder shall become non-forfeitable at such times as are set forth in Section 4(b) hereof. In the event of the termination of a Participant’s Continuous Service as a Director for any reason, any Restricted Stock Units held by such Participant as to which the restrictions in accordance with Section 4(b) hereof have not lapsed prior to the termination of the Participant’s Continuous Service as a Director shall be automatically forfeited by the Participant as of the date of such termination; provided, however, that if such termination is due to the Participant’s death or Total Disability, his or her Restricted Stock Units, to the extent then outstanding and unvested, shall be fully vested as of the date of such termination. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(b)	No Rights as a Stockholder. Restricted Stock Units are bookkeeping entries only. A Participant who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to such Restricted Stock Units, except as expressly provided in Section 10(c) with respect to dividend equivalent rights.

(c)	Dividend Equivalent Rights. As of any date that the Company pays an ordinary cash dividend on its Common Stock, each Participant shall automatically be granted under the Plan a number of additional Restricted Stock Units equal to (i) the per share cash dividend paid by the Company on its Common Stock on such date, multiplied by (ii) the number of outstanding and unpaid Restricted Stock Units (whether or not non-forfeitable) held by such Participant under the Plan as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. Any Restricted Stock Units granted pursuant to the foregoing provisions of this Section 10(c) shall be subject to the same vesting, payment (including, without limitation, any election by the Participant to defer payment pursuant to Section 10(e)) and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate.

(d)	Timing and Manner of Payment of Restricted Stock Units. Subject to Sections 10(e) and 13(b) hereof, with respect to any Restricted Stock Units granted to a Participant that become non-forfeitable pursuant to the terms hereof, such Restricted Stock Units shall be paid on or as soon as practicable after (and in all events within two and one-half months after) the earlier of (i) the date such Participant’s Continuous Service as a Director terminates, or (ii) the last Vesting Date applicable to the Award of such Restricted Stock Units (the earlier of such dates, the “Payment Date”), such payment to be made by the Company delivering to the Participant a number of Shares equal to the number of the Restricted Stock Units being paid on the Payment Date. The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid.

(e)	Deferral of Payment of Restricted Stock Units. Notwithstanding any provision of Section 10(d) or 11(b) to the contrary, a Participant granted an Award of Restricted Stock Units under the Plan may irrevocably elect, not later than the December 31 that precedes the calendar year in which such Award is granted and on a form and in a manner prescribed by the Company, that such Restricted Stock Units shall be paid on (i) the date such Participant’s Continuous Service as a Director terminates, (ii) any date elected by the Participant that is not earlier than January 1 of the second year following the year in which the Award is granted, or (iii) the first to occur of the dates referred to in the foregoing clauses (i) and (ii). In the event of any such election, the payment date timely elected by the Participant shall be the “Payment Date” with respect to the Restricted Stock Units covered by the election.

11.	Awards in Lieu of Cash Payment of Fees. Prior to the December 31 that precedes the calendar year during which any Director Fees are earned by an Outside Director (or such earlier date as may be prescribed by the Company), the Outside Director may elect, on a form and in a manner prescribed by the Company, to exchange the right to receive payment of such Director Fees in cash for the grant of an Award under the Plan pursuant to either Section 11(a) or 11(b) below.

(a)	Stock Option. The Outside Director may elect to be granted an Option with respect to the number of Shares determined by dividing (i) three (3) times the amount of the Director Fees being exchanged for the Option, by (ii) the Fair Market Value of a Share as of the date of such exchange. The Option shall be granted on the last day of the calendar quarter for which the applicable Director Fees would have otherwise been paid (or such other date as the Board may determine appropriate) and shall be exercisable immediately upon the date of grant. Except as expressly provided herein, any Option granted pursuant to this Section 11(a) shall be subject to all of the provisions of the Plan applicable to Options granted under the Plan.

(b)

Restricted Stock Unit Award. The Outside Director may elect to be granted an Award of Restricted Stock Units. The number of Restricted Stock Units to be covered by such Award shall be determined by dividing (i) the amount of the Director Fees being exchanged for the Award, by (ii) the Fair Market Value of a Share as of the date of such exchange. The Restricted Stock Units shall be granted on the last day of the calendar quarter for which the applicable Director Fees would have otherwise been paid (or such other date as the Board may determine appropriate). Such Restricted Stock Units shall be fully non-forfeitable as of the date of grant. Subject to Sections 10(e) and 13(b) hereof, such Restricted Stock Units shall be paid on or as soon as practicable after (and in all events within two and one-half months after) the earlier of (i) the date such Participant’s Continuous Service as a Director terminates, or (ii) the first anniversary of the date such Restricted Stock Units are granted (the earlier of such dates, the “Payment Date”), such payment to be made by the Company delivering to the Participant a number of Shares equal to the number of the Restricted Stock Units being paid on the Payment Date.[1] Except as expressly provided herein, any Restricted Stock Units granted pursuant to this Section 11(b) shall be subject to all of the provisions of the Plan applicable to Awards of Restricted Stock Units granted under the Plan.

12.	Nontransferability of Awards. Awards granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder). The designation of a beneficiary by a Participant does not constitute a transfer. An Option may be exercised during the lifetime of a Participant only by the Participant or a transferee permitted by this Section 12.

[1]

For purposes of clarity, this payment schedule applies to the payment of Restricted Stock Units granted in lieu of Director Fees earned by a Participant during 2011 and thereafter. The “Payment Date” for Restricted Stock Units granted in lieu of Director Fees earned by a Participant during 2010 will be the earlier of (i) the date such Participant’s Continuous Service as a Director terminates, or (ii) the third anniversary of the date such Restricted Stock Units are granted (subject to any deferral election made by the Participant pursuant to the Plan as to such Restricted Stock Units or earlier payment of such Restricted Stock Units pursuant to Section 13(b) in connection with a Corporate Transaction).

13.	Adjustments upon Changes in Capitalization; Corporate Transactions.

(a)	Adjustments. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Award.

(b)	Corporate Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged (a “Corporate Transaction”), at the time of adoption of the plan for such Corporate Transaction, the Company shall:

•

in the case of outstanding Options, provide for either a reasonable time thereafter within which to exercise the Option, including Shares as to which the Option would not be otherwise exercisable, prior to the effectiveness of such Corporate Transaction, at the end of which time the Option shall terminate, or the right to exercise the Option, including Shares as to which the Option would not be otherwise exercisable (or receive a substitute option with comparable terms), as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such Corporate Transaction; and

•

in the case of outstanding Restricted Stock Units, provide that, immediately prior to the effectiveness of such Corporate Transaction, all such Restricted Stock Units (A) to the extent that such Restricted Stock Units are not then non-forfeitable, shall become non-forfeitable, and (B) shall be paid in an equivalent number of Shares; provided, however, that payment shall be made in respect of a Corporate Transaction pursuant to the foregoing clause (B) only if such Corporate Transaction constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code; and provided further, that in the event the foregoing proviso is not satisfied, payment shall be made at the time otherwise provided herein.

14.	Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date determined in accordance with Section 4(b) or Section 11 hereof, as applicable. Notice of the determination shall be given to each Outside Director to whom an Award is so granted within a reasonable time after the date of such grant.

15.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable Stock Exchange requirement with which the Board intends the Plan to comply or if such amendment constitutes a “material amendment.” For purposes of the Plan, a “material amendment” shall mean an amendment that (i) materially increases the benefits accruing to Participants under the Plan, (ii) materially increases the number of securities that may be issued under the Plan, (iii) materially modifies the requirements for participation in the Plan, or (iv) is otherwise deemed a material amendment by the Board pursuant to any Applicable Law or applicable accounting or Stock Exchange rules; provided, however, that the Board may, in its sole discretion but subject to the share limits of Section 3 and the other express limits of the Plan, at any time prospectively make any of the changes contemplated by Section 4(b)(vi) above without the approval of the Company’s stockholders, and any such change shall not be considered a “material amendment” for purposes of this Section 15(a).

(b)	Amendments to Awards. Without limiting any other express authority of the Board under (but subject to) the express limits of the Plan, the Board may waive conditions of or limitations on Awards that the Board in the prior exercise of its discretion has imposed, without the consent of the Award recipient, and (subject to the requirements of Section 15(c)) may make other changes to the terms and conditions of Awards. Notwithstanding the foregoing and except for an adjustment pursuant to Section 13(a) or a repricing approved by stockholders, in no case may the Board (1) amend an outstanding Option to reduce the exercise price or grant price of the Award, (2) provide for the cancellation, exchange, or surrender of an outstanding Option in exchange for cash or other awards for the purpose of repricing the Award, or (3) provide for the cancellation, exchange, or surrender an outstanding Option in exchange for an Option with an exercise or grant price that is less than the exercise or grant price of the original Award.

(c)	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Award recipient, affect in any manner materially adverse to such recipient any rights or benefits of such recipient or obligations of the Company under any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 13 shall not be deemed to constitute changes or amendments for purposes of this Section 15(c).

16.	Conditions upon Issuance of Shares. Shares shall not be issued pursuant to the exercise or payment of any Award granted under the Plan unless the exercise or payment of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any Stock Exchange, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise or payment of any Award, the Company may require the person exercising or receiving payment of such Award to represent and warrant at the time of any such exercise or payment that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

17.	Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.	Award Agreement. Awards shall be evidenced by written award agreements in such form as the Board shall approve.

19.	Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a participant by the Company, nothing contained herein shall give any such participant any rights that are greater than those of a general creditor of the Company.

20.	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

21.	Construction. The Plan and any agreement evidencing any Award granted hereunder shall be construed and interpreted to comply with Section 409A of the Code. The Company reserves the right to amend the Plan and any such agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of Awards granted hereunder in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder.

000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 MMMMMMMMM ADD 6 MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available You can vote 24 hours by Internet a day, or 7 days telephone! a week! methods Instead of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 2:00 A.M. submitted , Eastern Time, by the on Internet June 24, or 2010. telephone must be received by Vote by Internet • Log on to the Internet and go to www.investorvote.com/YHOO • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Election of Directors - The Company’s Board of Directors recommends a vote “FOR” each of the nominees listed below: 1. Election to the Board of Directors of the ten director nominees listed below to serve until the 2011 annual meeting of shareholders and until their respective successors are elected and qualified. + For Against Abstain For Against Abstain For Against Abstain 01 - Carol Bartz 02 - Roy J. Bostock 03 - Patti S. Hart 04 - Eric Hippeau 05 - Susan M. James 06 - Vyomesh Joshi 07 - Arthur H. Kern 08 - Brad D. Smith 09 - Gary L. Wilson 10 - Jerry Yang B Management Proposals - The Company’s Board of Directors recommends a vote “FOR” each of Proposals 2 and 3: For Against Abstain 2. Approval Stock Plan. of amendments to the Company’s 1996 Directors’ 3. Ratification Public Accounting of the appointment Firm. of Independent Registered C Shareholder Proposal - The Company’s Board of Directors recommends a vote “AGAINST” Proposal 4: For Against Abstain 4. Shareholder advisory vote, proposal if properly regarding presented executive at the annual compensation meeting. In other their business discretion, as may the proxies properly are come authorized before the to vote annual upon meeting such and any adjournment or postponement thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D AND E ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 U P X 0 2 5 5 3 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 0171IC

RECEIVE FUTURE YAHOO! INC. PROXY MATERIALS VIA THE INTERNET! Receive future Yahoo! Inc. annual reports and proxy materials in electronic form rather than in printed form. Next year when the annual report and proxy materials are available, we will send you an e-mail with instructions which will enable you to review the materials online. To consent to electronic delivery, visit www.computershare.com/investor, or while voting via the Internet, just click the box to give your consent. Accessing Yahoo! Inc. annual reports and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF YAHOO! INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS To Be Held On June 24, 2010 The undersigned shareholder of Yahoo! Inc. (the “Company”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 29, 2010, and hereby appoints Carol Bartz and Michael J. Callahan and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2010 Annual Meeting of Shareholders of the Company to be held on Thursday, June 24, 2010, at 10:00 a.m., local time, at the Doubletree Hotel, located at 2050 Gateway Place, San Jose, California, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side. ANY SHAREHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES “FOR” OR “AGAINST” SUCH PROPOSAL AT THE MEETING. IN THAT CASE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF THE LISTED NOMINEES,”FOR” EACH OF PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4. IF A BOX IS CHECKED, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. CONTINUED ON REVERSE SIDE D Non-Voting Items: Change of Address - Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. E Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below: full Please corporate sign exactly or partnership as your name(s) name by appear(s) authorized hereon. person. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D AND E ON BOTH SIDES OF THIS CARD.